Exhibit 2.1
ASSET PURCHASE AGREEMENT
BY AND AMONG
MBR, INC.,
RBM, L.L.C.,
DEE ZEE, INC.
AND
LANCASTER COLONY CORPORATION
Dated June 10, 2008

i

PAGE
7.3. Exclusive Remedy	51

SECTION 8. MISCELLANEOUS	51

8.1. Expenses	51
8.2. Severability	51
8.3. Notices	51
8.4. Miscellaneous	53

SCHEDULES

SCHEDULE 1.1(a)	Excluded Assets
SCHEDULE 1.1(b)	Excluded Contracts
SCHEDULE 1.1(c)	Affiliate Transactions
SCHEDULE 3.2.1(ii)	Net Working Capital
SCHEDULE 3.5	Allocation Schedule
SCHEDULE 4.1.2(b)	Foreign Qualifications
SCHEDULE 4.1.2(d)	Directors and Officers
SCHEDULE 4.1.3	Conflicts
SCHEDULE 4.1.4(A)	Financial Statements
SCHEDULE 4.1.4(B)	Exceptions to Financial Statements
SCHEDULE 4.1.5	Undisclosed Liabilities
SCHEDULE 4.1.6	Taxes
SCHEDULE 4.1.7	Certain Changes
SCHEDULE 4.1.8	Litigation
SCHEDULE 4.1.9(a)	Violations of Laws
SCHEDULE 4.1.9(b)	Governmental Approvals and Consents
SCHEDULE 4.1.9(c)	Contracts with Governmental Authorities
SCHEDULE 4.1.9(d)	Changes in Laws
SCHEDULE 4.1.11	Corporate Services
SCHEDULE 4.1.12(1)	Business Assets Permitted Liens
SCHEDULE 4.1.12(2)	Owned Real Property Permitted Liens
SCHEDULE 4.1.13(a)	Material Contracts
SCHEDULE 4.1.13(c)(1)	Third Party Consents
SCHEDULE 4.1.13(c)(2)	Required Third Party Consents
SCHEDULE 4.1.13(d)	Changes to Material Contracts
SCHEDULE 4.1.13(e)	Powers of Attorney
SCHEDULE 4.1.14	Territorial Restrictions
SCHEDULE 4.1.17	Proprietary Rights
SCHEDULE 4.1.18	Insurance
SCHEDULE 4.1.19(a)	List of Owned Real Property
SCHEDULE 4.1.19(b)	List of Leases
SCHEDULE 4.1.19(d)	Real Property Proceedings
SCHEDULE 4.1.20(a)	Environmental Permits
SCHEDULE 4.1.20(b)	Environmental Violations
SCHEDULE 4.1.20(c)	Environmental Actions
SCHEDULE 4.1.20(d)	Other Environmental Matters
SCHEDULE 4.1.21	Labor Matters
SCHEDULE 4.1.23	Guarantees, Letters of Credit and Surety Bonds
SCHEDULE 4.2.2	Buyer Governmental Approvals or Consents

SCHEDULE 4.3.2	LLC Governmental Approvals or Consents
SCHEDULE 5.2.4	Seller Accounts Receivable Collection Accounts
SCHEDULE 5.5.1	Record Retention
SCHEDULE A	Excluded Proprietary Rights
EXHIBITS

EXHIBIT A	Bill of Sale
EXHIBIT B	Contract Assignment and Assumption Agreement
EXHIBIT C	Lease Assignment and Assumption
EXHIBIT D	Patent Assignment
EXHIBIT E	Trademark Assignment
EXHIBIT F	General Warranty Deed
EXHIBIT G	Noncompetition Agreement
EXHIBIT H	Transition Services Agreement
EXHIBIT I	Legal Opinion of Seller’s Counsel
EXHIBIT J	Lender Collateral Assignment

ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 10th day of June, 2008 (this “Agreement”), by and among MBR, Inc., an Iowa corporation (“Buyer”), RBM, L.L.C., an Iowa limited liability company (the “LLC”), Dee Zee, Inc., an Ohio corporation (“Seller”), and Lancaster Colony Corporation, an Ohio corporation (the “Shareholder”).
RECITALS:
          A. Seller is engaged in the business of, among other things, designing, manufacturing and selling various truck accessories to original equipment manufacturers and after market distributors.
          B. Shareholder constitutes the sole shareholder of Seller and Shareholder desires to enter into this Agreement in order to induce Buyer and LLC to enter into this Agreement.
          C. Buyer desires to purchase from Seller, and Seller desires to sell, assign and transfer to Buyer, substantially all of the assets and properties of Seller used by Seller in connection with the operation by Seller of its business (other than the real estate owned by Seller), and Buyer is willing to assume certain liabilities of Seller, all upon the terms and conditions set forth herein.
          D. LLC desires to purchase from Seller and Seller desires to sell, assign and transfer to LLC, all of the real estate owned by Seller, upon the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
          1.1. Definition of Certain Terms. The terms in this Section 1.1 shall have the meanings set forth in this Section 1.1 or in the applicable cross-referenced Section of this Section 1.1. All references herein to a “Section” or “Schedule” in this Section 1.1 are to a Section, or Schedule of or to this Agreement, unless otherwise indicated.
          “Accounts Receivable Collections” has the meaning set forth in Section 5.2.4.
          “Actual Real Estate Taxes” has the meaning set forth in Section 3.6.
          “Accrued Compensation” means the accrued payroll, accrued compensation benefits, accrued bonuses, including liabilities relating to vacation, withholding Taxes and payroll Taxes, included in the calculation of the Net Working Capital, Estimated Working Capital and Final Net Working Capital, as applicable.
          “Actual Prorated Real Estate Taxes” has the meaning set forth in Section 3.6.

1

          “Adjusted Base Business Assets Purchase Price” has the meaning set forth in Section 3.2.1.
          “Affiliate” means a Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the applicable Person.
          “Affiliate Transactions” has the meaning set forth in the definition of Excluded Liabilities.
          “Agreement” has the meaning set forth in the Preamble.
          “Annual Financial Statements” has the meaning set forth in Section 4.1.4.
          “Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.
          “Assets” means the Business Assets and the Owned Real Property.
          “Assumed Accrued Vacation” has the meaning set forth in Section 6.1.
          “Assumed Contracts” means the Material Contracts together with (a) executory contracts of Seller entered into between the date of this Agreement and the Closing Date in the Ordinary Course of Business, (b) purchase orders issued to Seller and accepted by Seller that have not been fulfilled by Seller as of the Closing Date and (c) all other contracts of Seller entered into in the Ordinary Course of Business prior to the Closing Date; provided, however, Assumed Contracts do not include the Excluded Contracts.
          “Assumed Liabilities” means, collectively, (a)(i) trade accounts payable to Seller’s vendors and suppliers incurred in the Ordinary Course of Business and included in the calculation of the Final Net Working Capital, (ii) the Assumed Accrued Vacation, (iii) the Prorated Real Estate Taxes and (iv) the other accrued liabilities of Seller incurred in the Ordinary Course of Business and included in the calculation of the Final Net Working Capital (other than the Excluded Accrued Compensation); (b) all products liability claims with respect to products included in the Inventories, which were manufactured but not sold prior to Closing, (c) all warranty obligations with respect to products sold or manufactured by Seller prior to Closing, subject to the provisions of Section 5.6 of this Agreement, (d) those liabilities and obligations of Seller under the Assumed Contracts, the Real Property Licenses and the Leases that arise subsequent to the Closing Date and relate to the period subsequent to the Closing Date, including, but not limited to, liabilities or obligations arising from any breach of any Assumed Contract occurring after Closing or any liabilities or obligations that, pursuant to the terms of the Assumed Contracts in effect at Closing, become due after the Closing and (e) the liabilities relating to the Savings Plan Transfer Amount. Notwithstanding any requirement or any agreement by Seller in any customer or other Third Party consent letter or agreement that Seller will be obligated, in any manner, for any Liabilities that are Assumed Liabilities, as between Buyer and Seller all such Liabilities shall remain Assumed Liabilities.

          “Assumption Agreement” has the meaning set forth in Section 2.4.
          “Balance Sheet Date” has the meaning set forth in Section 4.1.4.
          “Base Business Assets Purchase Price” has the meaning set forth in Section 3.2.1(i).
          “Base Net Working Capital” has the meaning set forth in Section 3.2.1(i).
          “Basket” has the meaning set forth in Section 7.1(b).
          “Bill of Sale” has the meaning set forth in Section 5.1.1(a).
          “Business” means the business operated by Seller, including, but not limited to, the design, manufacture and sale of various truck accessories to original equipment manufacturers and after market distributors.
          “Business Assets” means all right, title, and interest in and to all of the assets, properties and rights of Seller, of every nature, kind and description, whether tangible or intangible (including all goodwill associated therewith), whether real, personal or mixed (other than the Excluded Assets and the Owned Real Estate as the same may exist on the Closing Date), including, but not limited to, the following: (a) all Leased Real Property interests, (b) all Real Property Licenses, (c) all tangible personal property (including, but not limited to, machinery, equipment (including manufacturing and materials handling equipment), Inventories, computers and computer equipment, furniture, fixtures, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts), (d) all Proprietary Rights (including, but not limited to, all of the Proprietary Rights set forth on Schedule 4.1.17), together with all goodwill associated therewith and the business symbolized thereby, and licenses, sublicenses and other agreements granted and obtained with respect thereto, and rights thereunder, together with all income, royalties, products, proceeds, damages and payments due or payable at the Closing or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof or other conflicts therewith), and the right to sue and recover for past, present or future infringements or misappropriations of or other conflicts with any of the foregoing, and any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Proprietary Rights in Seller’s possession or control, (e) all Assumed Contracts together with all indentures, mortgages, instruments, Liens, guaranties, indemnities, other similar arrangements, and rights thereunder in favor of Seller, (f) all accounts receivable, notes receivable and all Accounts Receivable Collections, (g) all rights to causes of action, lawsuits, judgments, claims and demands, of any nature available to or being pursued by Seller with respect to the ownership, use, function or value of any Asset, whether arising by counterclaim or otherwise, (h) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery and rights of set-off in favor of Seller, (i) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Government Authorities, including, but not limited to, all applications therefore and all Governmental Approvals, to the extent assignable, (j) all books and records of Seller (in any form or medium, including, but not limited to, software files and data on Seller’s computer systems), including, but not limited to, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, business and accounting records, inventory records, customer records, catalogues, price lists, mailing lists, lists of customers, distribution lists, photographs, production data, sales materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, data and laboratory books, Proprietary Rights disclosures, media materials and plates, sales order files and litigation files and other printed or written materials, (k) all telephone numbers, cell phone numbers, telecopy numbers, telephone listings and e-mail addresses, (l) all rights in and to products sold or leased (including, but not limited to, products returned or repossessed) and Seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit, (m) Deposits and (n) Prepayments.
          “Business Assets Permitted Liens” has the meaning set forth in Section 4.1.12.
          “Business Assets Purchase Price” has the meaning set forth in Section 3.2.1(i).
          “Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Des Moines, Iowa are open for business during normal banking hours.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Indemnitees” has the meaning set forth in Section 7.1(a).
          “Buyer Indemnitors” has the meaning set forth in Section 7.1(c).
          “Buyer Losses” has the meaning set forth in Section 7.1(a).
          “Buyer’s Savings Plan” has the meaning set forth in Section 6.2.
          “Calculation Method” has the meaning set forth in Section 3.2.1(ii).
          “Cap” has the meaning set forth in Section 7.1(b).
          “Cash” means all cash and cash equivalents (including marketable securities and short-term investments), other than Petty Cash.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.
          “Closing” has the meaning set forth in Section 3.1.
          “Closing Balance Sheet” has the meaning set forth in Section 3.2.2.
          “Closing Date” has the meaning set forth in Section 3.1.
          “Closing Payment Amount” has the meaning set forth in Section 3.3.1.
          “Closing Statement” has the meaning set forth in Section 3.2.2.

          “COBRA” means Code Section 4980B and ERISA Section 601 et seq. and the regulations promulgated thereunder.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Documents” means the agreements and other documents and instruments to be executed pursuant to or as contemplated by this Agreement.
          “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to, any Governmental Authority.
          “Consent to Assignment” and “Consents to Assignment” has the meaning set forth in Section 2.3(a).
          “Contract Assignment and Assumption Agreement” has the meaning set forth in Section 5.1.1(b).
          “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
          “Corporate Services” has the meaning set forth in Section 4.1.11.
          “Deposits” means any (a) cash deposits securing the obligations of Seller under the Leased Real Property, and (b) cash utility deposits, in each case to the extent included in Net Working Capital, the Estimated Net Working Capital or the Final Net Working Capital, as applicable.
          “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit plan, program, agreement or arrangement at any time maintained, sponsored or contributed, or required to be contributed to by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has any Liabilities.
          “Employees” means the employees of Seller.
          “Environmental Laws” means all Applicable Laws relating to the protection of the environment or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation: (a) CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended, and any so-called “Superlien” law; and (b) other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.
          “Environmental Permits” means any federal, state or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization issued by a Governmental Authority relating to any Environmental Law.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with Seller under Section 414 of the Code.
          “Estimated Net Working Capital” has the meaning set forth in Section 3.2.1(iii).
          “Estimated Prorated Real Estate Taxes” has the meaning set forth in Section 3.6.
          “Excluded Accrued Compensation” means the Accrued Compensation, excluding the Assumed Accrued Vacation.
          “Excluded Assets” means, collectively, (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (b) any of the rights of Seller under this Agreement and the Letter of Intent (or under any side agreement between Seller and/or Shareholder, on the one hand, and Buyer, on the other hand, entered into on or after the date this Agreement), (c) Cash (other than the Deposits and other than the Accounts Receivable Collections), (d) the Retained Marks, (e) Tax Returns and other similar Tax records as well as any Tax refunds or claims to the extent relating to periods prior to the Closing, (f) bank accounts of Seller or Shareholder, (g) notes and accounts receivables of Seller from Shareholder or its Affiliates, (h) any books and records, including litigation files, exclusively related to the Excluded Assets or the Excluded Liabilities, (i) any Real Property Licenses that are not transferrable under Applicable Law, (j) all life, property and casualty, and liability insurance policies owned by Seller, together with all related cash value and/or prepaid assets related to any of the foregoing and any claims or recoveries under any such insurance policies to the extent related to any act or occurrence prior to the Closing, (k) any guarantee of Seller in favor of the Shareholder, (l) those assets of Seller that are set forth on Schedule 1.1(a), (m) the Excluded Contracts, (n) except as otherwise provided in Section 6, all assets (including without limitation, insurance policies) of or relating to any Employee Benefit Plan and (o) the Excluded Proprietary Rights.
          “Excluded Contracts” means those contracts of Seller set forth on Schedule 1.1(b) together with any contracts between Seller and the Shareholder or any Affiliate of Shareholder and any contracts entered into by Seller after the Closing Date.
          “Excluded Liabilities” means all Liabilities of Seller and Shareholder other than the Assumed Liabilities, including, but not limited to, the following: (a) all Liabilities and Losses relating to the conduct of the Business prior to the Closing whenever arising, or any fact or circumstance related to the Business Assets prior to the Closing whenever arising, or to events or conditions at the Real Property prior to the Closing whenever arising, and any other Liabilities of Seller or Shareholder or any of their Affiliates whether or not related to the Business whenever arising, (b) any Liabilities of Seller or Shareholder for Taxes (other than the Prorated Real Estate Taxes), (c) any Liabilities of Seller or Shareholder for the unpaid Taxes of any other Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (d) any obligation of Seller or Shareholder to indemnify any Person (including any holder of securities of Seller) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or Shareholder or was serving at the request of Seller or Shareholder as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (e) any and all Liabilities and Losses of Seller or Shareholder for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (f) any and all Liabilities and Losses or obligations of Seller or Shareholder under this Agreement (or under any side agreement between Seller and/or Shareholder, on the one hand, and Buyer, on the other hand, entered into on or after the date of this Agreement), (g) any and all Liabilities and Losses or obligations of Seller or Shareholder under any of the Agreements set forth on Schedule 1.1(c) (“Affiliate Transactions”), (h) except as otherwise provided in Section 6, any and all Liabilities relating to or arising under any Employee Benefit Plan or pertaining to the employment or service by, or termination from employment or service with, Seller or Shareholder or any ERISA Affiliate, of any Person, (i) any and all Liabilities and Losses or obligation of Seller or Shareholder under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor Liability, or otherwise by operation of Law, (j) any and all Liabilities and Losses arising from or relating to the failure of Seller or Shareholder or any products or goods distributed or sold by or on behalf of Seller prior to the Closing to be in compliance with all applicable Laws or for any violation of Law prior to the Closing, (k) any and all Liabilities and Losses with respect to any individual who was an Employee, officer, director or consultant of Seller or Shareholder (and their beneficiaries and defendants) other than those included in the Final Net Working Capital, (l) any and all Liabilities and Losses with respect to any Employee with respect to, or arising from, their employment or position with Seller or Shareholder, other than those included in the Final Net Working Capital, (m) any and all Liabilities and Losses of Seller or Shareholder for any license fees, (n) any Liabilities and Losses resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort or infringement or misappropriation of, or other conflict with, the rights (including any Proprietary Rights) of any Person, (o) any Liabilities or Losses resulting from outstanding checks or negotiable interests issued by or on behalf of Seller or Shareholder prior to the Closing, (p) any Liabilities or Losses of Seller or Shareholder for sale bonuses, change of control payments or severance payments to any Transferred Employee, (q) any and all Liabilities and Losses arising from or relating to product liability obligations or claims with respect to products sold by Seller, (r) any and all Liabilities and Losses arising from or relating to accounts payable of Seller (other than those included in the Assumed Liabilities) (s) any and all Liabilities and Losses arising from or relating to any contracts of Seller (other than those Liabilities included in the Assumed Liabilities), and (t) any and all Liabilities and Losses for non-performance, default, breach of contract or performance of corrective action under any of the Assumed Contracts or Leases occurring prior the Closing Date, whether arising before or after the Closing (notwithstanding anything to the contrary set forth in any assignment document executed in connection with this Agreement). Notwithstanding any requirement or any agreement by Buyer in any customer or other Third Party consent letter or agreement that Buyer will be obligated, in any manner, for any Liabilities of Seller that are Excluded Liabilities, as between Buyer and Seller all such Liabilities shall remain Excluded Liabilities.
          “Excluded Proprietary Rights” means the Proprietary Rights set forth in Schedule A.
          “FICA” has the meaning set forth in Section 6.5(a).
          “Final Net Working Capital” has the meaning set forth in Section 3.2.2.
          “Financial Statements” has the meaning set forth in Section 4.1.4.
          “FUTA” has the meaning set forth in Section 6.5(a).
          “GAAP” means generally accepted accounting principles as in effect from time to time and applied consistently throughout the periods involved.
          “General Motors Capital Expenditures” means the aggregate amount of capital expenditures, tooling advances and other related expenditures paid by Seller between February 1, 2008 and the Closing Date in connection with the General Motors GMT 900 project as determined in accordance with Section 3.8.
          “GMT Objection” has the meaning set forth in Section 3.8.
          “Governmental Approval” means any Consent of, with or to any Governmental Authority.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
          “Hazardous Substances” means any substance that (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes or radon gas or (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” under any Environmental Law.
          “Indemnitees” means the Buyer Indemnitees and the Seller Indemnitees, as applicable.
          “Indemnitors” means the Buyer Indemnitors and the Seller Indemnitors, as applicable.
          “Independent Accountant” has the meaning set forth in Section 3.2.2.

          “Inventories” means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies.
          “IRS” means the Internal Revenue Service.
          “Knowledge” means, (a) with respect to the Seller and/or the Shareholder, the actual knowledge of John B. Gerlach, Jr., John Boylan, Robert Truex and Kenneth Cassidy, and (b) with respect to the Buyer and/or the LLC, the actual knowledge of Ronald Shivers, William McDermott and Michael Moyer.
          “Lease Assignment and Assumption” has the meaning set forth in Section 5.1.1(c).
          “Lease Deposits” means any amounts currently on deposit with the landlord pursuant to the terms of any Leases.
          “Leased Real Property” means all interests leased by Seller pursuant to the Leases.
          “Leases” means the real property leases, subleases, licenses and occupancy agreements pursuant to which Seller, as of the Closing Date, is the lessee, sublessee, licensee or occupant.
          “Lender Collateral Assignment” has the meaning set forth in Section 5.1.3(i).
          “Letter of Intent” means the Letter of Intent by and among Seller, Shareholder, Ronald Shivers, William McDermott and Michael Moyer dated March 14, 2008, as amended.
          “Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
          “Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such as may arise under any contract.
          “LLC” has the meaning set forth in the Preamble.
          “Losses” means all claims, liabilities, obligations, losses, fines, costs, damages and expenses (whether absolute, accrued, conditional or otherwise, including, but not limited to, attorneys’ fees).
          “Management Group” means Ronald Shivers, William McDermott and Michael Moyer.
          “Marks” has the meanings set forth in the definition of “Proprietary Rights”.

          “Material Adverse Effect” means, with respect to any entity, any change, event, condition, development or effect that individually or in the aggregate with all other actual or prospective changes, events, conditions, developments and effects, is or is reasonably likely to be materially adverse to (a) the business, operations, assets, Liabilities, results of operations or condition (financial or otherwise) of such entity or (b) the ability of such entity to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any failure by Seller to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Laws; (iv) any conditions in the automotive manufacturing industry in general (to the extent not disproportionately affecting the Business Assets); or (v) any conditions in the United States economy or the general economies in the geographic areas in which the Real Property is located (in each case, to the extent not disproportionately affecting the Business Assets).
          “Material Contract” has the meaning set forth in Section 4.1.13(a).
          “Net Working Capital” has the meaning set forth in Section 3.2.1(ii).
          “Net Working Capital Calculation” has the meaning set forth in Section 3.2.1(ii).
          “Noncompetition Agreement” has the meaning set forth in Section 5.1.3(a).
          “Nonassignable Asset” has the meaning set forth in Section 2.3(a).
          “Notice of Disagreement” has the meaning set forth in Section 3.2.2.
          “Objection Period” has the meaning set forth in Section 3.2.2.
          “Ordinary Course of Business” means one or more actions taken by a Person that (a) are consistent with the past practices of such Person, (b) are taken in the ordinary course of the normal day-to-day operations of such Person, (c) are not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (d) are not in violation of any Applicable Law or order.
          “Organizational Documents” means the articles of incorporation, certificate of formation, articles of organization, certificate of organization, or similar organizational documents, including any certificate of designation for any capital stock, as amended to date, and the bylaws, operating agreement, and other similar organizational documents, as amended to date, of an entity.
          “Other Leases” means the leases, subleases, licenses and occupancy agreements pursuant to which Seller, as of the Closing Date, is a lessor, sublessor or licensor of any part of the Real Property.

          “Owned Real Property” means the real property owned by Seller, together with all other structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Owned Real Property Permitted Liens” has the meaning set forth in Section 4.1.12.
          “Owned Real Property Purchase Price” has the meaning set forth in Section 3.2.3.
          “Party” means any one of the Parties.
          “Parties” means, collectively, Seller, Shareholder, Buyer and LLC.
          “Patent Assignment” has the meaning set forth in Section 5.1.1(d).
          “Permitted Liens” means the Business Assets Permitted Liens and the Owned Real Property Permitted Liens.
          “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.
          “Petty Cash” means the petty cash of Seller included in the Net Working Capital, the Estimated Net Working Capital and the Final Net Working Capital, as applicable, which is the petty cash of Seller, located at Seller’s facility in Ankeny, Iowa.
          “Pre-Closing Inventory” has the meaning set forth in Section 3.2.1(ii).
          “Prepayments” means all prepayments made with respect to miscellaneous expenses, rent, maintenance, sales, literature and displays to the extent such items are included in the calculation of the Net Working Capital, the Estimated Net Working Capital and Final Net Working Capital, as applicable.
          “Proprietary Rights” means all of the following in any jurisdiction throughout the world, whether owned or used, including all associated goodwill: (a) all research and development and all inventions (whether or not patentable or reduced to practice), all improvements thereto, and patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, reexaminations and counterparts thereof; (b) trademarks, service marks, trade dress, trade names and corporate names (including, but not limited to, the names “Dee Zee” and “Dee Zee Manufacturing” and all variants thereof), product names, logos and slogans, Internet domain names and all other indicia of origin (and all translations, adaptations, derivations and combinations of the foregoing), registrations, applications, and renewals for any of the foregoing, together with all goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship (whether or not copyrightable) and registrations, applications and renewals therefor; (d) trade secrets, confidential information, technical information, know-how, methods, techniques and processes, customer lists, supplier lists, pricing and cost information, product and other designs, specifications, drawings, plans, studies, proposals, configurations and inventions, and all other proprietary or business information (whether or not patentable, copyrightable or reduced to practice); (e) computer software (including firmware, source code, executable code, data, databases and documentation); (f) Internet websites; (g) all other intellectual property and proprietary rights; (h) all tangible embodiments of any of the foregoing in whatever form or medium; and (i) the right to sue and recover for any past, present or future infringement, misappropriation, dilution or any other claim, and to recover or collect any damages, proceeds, income, royalties or other payments in connection with or relating to any of the foregoing.
          “Prorated Real Estate Taxes” has the meaning set forth in Section 3.6.
          “Quarterly Financial Statements” has the meaning set forth in Section 4.1.4.
          “Real Property” means the Owned Real Property and the Leased Real Property.
          “Real Property Laws” has the meaning set forth in Section 4.1.19(f).
          “Real Property Licenses” means all licenses, permits approvals and qualifications relating to any Real Property issued to Seller by any Governmental Authority.
          “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, without limitation, the moving of any materials, through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.
          “Remedial Action” means all actions required by Applicable Law to (a) clean up, remove, treat or in any other way remediate any Hazardous Substances; (b) prevent the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform studies, investigations and care related to any such Hazardous Substances.
          “Retained Marks” means all Marks that contain the word “Lancaster Colony” or derivatives thereof (in any form or design) including, without limitation, the “LCC” logo or derivatives thereof (in any form or design).
          “Savings Plan Transfer Amount” has the meaning set forth in Section 6.2.
          “Seller” has the meaning set forth in the Preamble.
          “Seller Accounts Receivable Collection Accounts” has the meaning in Section 5.2.4.
          “Seller Broker” means Goldman Sachs.
          “Seller Indemnitees” has the meaning set forth in Section 7.1(c).
          “Seller Indemnitors” has the meaning set forth in Section 7.1(a).
          “Seller Losses” has the meaning set forth in Section 7.1(c).
          “Seller Proprietary Rights” has the meaning set forth in Section 4.1.17(c).

          “Seller’s Savings Plan” means the Lancaster Colony Corporation 401(k) Plan, Plan No. 004.
          “Seller’s Warranty Obligations” means seventy-five percent (75%) of those Warranty Costs incurred by Buyer, which are in excess of the amount of warranty reserve included in the calculation of Final Net Working Capital, and relate exclusively to (a) products sold by Seller on or before the Closing Date and (b) warranty claims asserted on or before the date that is eighteen months from and after the Closing Date.
          “Shareholder” has the meaning set forth in the Preamble.
          “Subsequent Lenders” has the meaning set forth in Section 8.4.6.
          “Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.
          “Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding tax, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).
          “Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Third Party” means a Person that is not a party to this Agreement.
          “Total Cash Portion of the Purchase Price” means the sum of (a) the Business Assets Purchase Price (excluding that portion that consists of the Assumed Liabilities), plus (b) the Owned Real Property Purchase Price.
          “Transfer Date” has the meaning set forth in Section 6.2.
          “Transfer Taxes” means all United States federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar taxes (excluding income taxes or similar taxes) that may be imposed in connection with the transfer of the Assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
          “Transferred Employees” has the meaning set forth in Section 6.1(b).

          “Transition Services Agreement” has the meaning set forth in Section 5.1.3(b).
          “Treasury Regulations” means the regulations prescribed pursuant to the Code.
          “Warranty Costs” shall mean all costs incurred by Buyer, net of any salvage or scrap value, in performing warranty obligations with respect to products sold by Seller prior to the Closing, calculated in accordance with the past practices of Seller in a manner consistent with Seller’s warranty policies or obligations regarding repair and replacements of products in effect immediately prior to the Closing,
          1.2. Rules of Interpretation and Construction. In addition to the foregoing definitions, the following rules of interpretation and construction shall apply to this Agreement (including the Schedules and Exhibits):
          (a) The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
          (d) Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.
SECTION 2. SALE AND PURCHASE OF THE ASSETS
          2.1. Buyer Asset Purchase. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in and to the Business Assets for the consideration set forth in Section 3.2.1. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not purchase, or acquire any right, title or interest in, any Excluded Asset.
          2.2. LLC Asset Purchase. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to LLC, and LLC will purchase and acquire from Seller, all right, title and interest of Seller in and to the Owned Real Property for the consideration set forth in Section 3.2.3. Notwithstanding anything to the contrary contained in this Agreement, LLC will not purchase, or acquire any right, title or interest in, any Excluded Asset.

          2.3. Nonassignable Assets.
               (a) Notwithstanding anything to the contrary contained in this Agreement, if a Business Asset is not capable of being validly assigned to Buyer without a Consent listed on Schedule 4.1.13(C)(1) (a “Nonassignable Asset” and each such Consent, a “Consent to Assignment” and collectively, the “Consents to Assignment”), then neither this Agreement nor any document or instrument delivered pursuant to or contemplated by this Agreement will constitute an assignment thereof unless and until any such Consent to Assignment is obtained. Seller may effect any assignment of a Nonassignable Asset by means of a novation if the replacement contract or permit is executed in a form and manner reasonably acceptable to Buyer on the same terms and conditions as provided to Seller.
               (b) If any Consent to Assignment is not obtained as of the Closing, then Buyer and Seller will cooperate to reach a mutually agreeable arrangement under which Buyer will obtain the benefits under the Nonassignable Assets arising and relating to the period subsequent to the Closing and perform as Assumed Liabilities the obligations thereunder arising and relating to the period subsequent to the Closing in accordance with this Agreement. Seller will be responsible for continuing to deal with the other contracting party as the prime contracting party and for enforcing for the benefit of Buyer at Seller’s sole cost and expense (including costs of internal administration and overhead costs incurred by Seller in managing the Nonassignable Assets for the benefit of Buyer), with Buyer being responsible for the performance of Seller’s obligations accruing from and after the Closing. Seller shall use commercially reasonable efforts to obtain all such Consents to Assignment, with the cooperation of Buyer, and Seller and Buyer shall promptly execute all documents reasonably necessary to complete the transfer of such Nonassignable Assets to Buyer if and when such Consents to Assignment are obtained following the Closing; provided, however, that Seller may not terminate or modify any Nonassignable Asset or waive any of the material rights of Seller thereunder without Buyer’s consent in each instance. Seller shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) in excess of $10,000 in the aggregate for all Consents to Assignment, unless and to the extent expressly provided for in any Nonassignable Asset as a condition to the assignment thereof, to any Third Party to obtain any Consent to Assignment, except to the extent that Buyer agrees to reimburse and make whole Seller to its satisfaction for the amount of any such payment or other accommodation.
          2.4. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, and concurrently with the execution of this Agreement, Buyer shall assume, pay, defend, discharge, perform and otherwise become responsible for all Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume, be liable for or have any responsibility with respect to any of the Excluded Liabilities. At the Closing, Buyer shall assume the Assumed Liabilities by executing and delivering to Seller the Contract Assignment and Assumption Agreement.

SECTION 3. THE CLOSING
          3.1. Place and Date. The closing of the sale and purchase of the Assets (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of this Agreement contemporaneous with the execution and delivery of this Agreement, or in such other manner and such other time as the Parties shall agree in writing. The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date”. The Closing shall be effective as of 11:59 p.m., local time in Des Moines, Iowa on the Closing Date.
          3.2. Purchase Price.
          3.2.1. Determination of the Business Assets Purchase Price.
          (i) The aggregate purchase price to be paid by Buyer for the Business Assets shall be (A) Thirty Million One Hundred Thousand Dollars ($30,100,000) plus the General Motors Capital Expenditures (the “Base Business Assets Purchase Price”), adjusted upward or downward on a dollar for dollar basis to the extent that the Final Net Working Capital (as hereinafter defined) is greater or less than $44,456,381 (the “Base Net Working Capital”) (the foregoing amount, as so adjusted, being the “Adjusted Base Business Assets Purchase Price”), plus (B) the assumption of the Assumed Liabilities plus (c) the amount of the Lease Deposits to the extent the Lease Deposits are not included in the Net Working Capital (as calculated, the “Business Assets Purchase Price”).
          (ii) The “Net Working Capital” shall be equal to: with respect to the Seller, the book value of those current assets of the Seller that are included in the line item categories of current assets specifically identified on Schedule 3.2.1(ii) (other than those line items noted on Schedule 3.2.1(ii) as “excluded”), less the book value of those current liabilities of the Seller that are included in the line item categories of current liabilities specifically identified on Schedule 3.2.1(ii) (other than those line items noted on Schedule 3.2.1(ii) as “excluded”), in each case, calculated using the same calculation method (the “Calculation Method”) used in calculating the amount of Base Net Working Capital (as set forth on Schedule 3.2.1(ii)). The working capital calculation, made in a manner consistent with Schedule 3.2.1(ii) and determined as of the Closing Date is referred to herein at the “Net Working Capital Calculation”. Notwithstanding anything herein to the contrary, the Inventories portion of the Final Net Working Capital shall be determined based on the physical inventory of the Inventories that was jointly taken by Seller and Buyer on June 6, 2008 and June 7, 2008 (the “Pre-Closing Inventory”) and the Pre-Closing Inventory shall be adjusted to the Closing based on the books and records of Seller with purchases of Inventories between the date of the Pre-Closing Inventory and the Closing being added to the Pre-Closing Inventory and with Inventories consumed or sold between the date of the Pre-Closing Inventory and the Closing being deducted from the Pre-Closing Inventory.

          (iii) Pre-Closing Adjustment. Not later than two business days and not earlier than ten business days prior to the Closing, Seller shall prepare and deliver to Buyer Seller’s preliminary Net Working Capital Calculation (the “Estimated Net Working Capital”) based upon the books and records of Seller and calculated strictly in accordance with the definition of “Net Working Capital” and in accordance with the Calculation Method.
          3.2.2. Procedure to Agree on Post-Closing Adjustment to Estimated Net Working Capital. Buyer shall have a period of 30 calendar days after Closing to prepare and deliver to Seller a balance sheet of Seller as of the Closing Date solely with the line item categories of assets and liabilities included in Schedule 3.2.1(ii), other than those line items noted on Schedule 3.2.1(ii) as “excluded” as of the Closing Date (the “Closing Balance Sheet”) and a statement that sets forth the Net Working Capital, calculated strictly in accordance with the definition of “Net Working Capital” and in accordance with the Calculation Method (the “Closing Statement”). Buyer will make (a) the work papers and back-up materials or other information of Buyer and its advisors used in preparing the Closing Balance Sheet and the Closing Statement available to the Seller and any advisers that Seller retains, at its expense, for purposes of evaluating the aforementioned documents and (b) such relevant books, records, documents, information, employees and independent advisors of Buyer as Seller and its advisors may reasonably request at reasonable times and upon reasonable notice during (i) the review by Seller of the Closing Balance Sheet or the Closing Statement, as the case may be, and (ii) the period that Buyer and Seller are attempting to resolve any objections thereto. The Closing Balance Sheet and the Closing Statement shall become final and binding upon the parties on the 60th day following receipt thereof by Seller unless Seller delivers written notice of its disagreement with the Closing Balance Sheet and the Closing Statement (a “Notice of Disagreement”) to Buyer within such 60 day period (the “Objection Period”). Any Notice of Disagreement shall specify, in reasonable detail, the nature of any disagreement and shall set forth the amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet and the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Des Moines, Iowa office of KPMG (the “Independent Accountant”). During the 60 days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall attempt to resolve, in writing, any differences they may have with respect to any matter specified in the Notice of Disagreement. During such period, each of Buyer and Seller shall have full access to the working papers of the other prepared in connection with the Closing Balance Sheet and the Closing Statement or the Notice of Disagreement, as the case may be. If, notwithstanding such attempt to resolve differences, Buyer and Seller fail to resolve such differences within such 60-day period, then either Seller or Buyer may engage the Independent Accountant to review and resolve any and all matters that remain in dispute and which were properly included in the Notice of Disagreement. Buyer and Seller shall instruct the Independent Accountant not to assign a value greater than the greatest value for any item assigned by Buyer or Seller, or less than the smallest value for such item assigned by Buyer or Seller. The Independent Accountant shall make a final determination of the Closing Balance Sheet and the Closing Statement and such determination shall be binding on the Buyer and Seller (it being understood, however, that the Independent Accountant shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Independent Accountant shall be retained to resolve such dispute promptly and, in any event, within 60 days from the date the dispute is submitted to the Independent Accountant. The fees and expenses of the Independent Accountant acting under this Agreement shall be borne one-half by Buyer and one-half by Seller. The determination of the Closing Balance Sheet and the Net Working Capital as of the Closing Date, as determined by agreement of Buyer and Seller or by the Independent Accountant, shall be final and binding on the Buyer and Seller. In resolving any dispute regarding the calculation of the Net Working Capital as of the Closing Date, Buyer and Seller or the Independent Accountant, as applicable, shall calculate the Net Working Capital strictly in accordance with the definition of “Net Working Capital” and in accordance with the Calculation Method. The Net Working Capital, as finally established pursuant to this Section 3.2.2, is referred to as the “Final Net Working Capital”.
          3.2.3. Owned Real Property Purchase Price. The aggregate purchase price to be paid by LLC to Seller for the Owned Real Property shall be Four Million Nine Hundred Thousand Dollars ($4,900,000) (the “Owned Real Property Purchase Price”). LLC shall receive a credit against the Owned Real Property Purchase Price in an amount equal to the Prorated Real Estate Taxes.
     3.3. Payment of the Purchase Price.
          3.3.1. Payment of Business Assets Purchase Price. At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing, an amount equal to the Adjusted Base Business Assets Purchase Price using the Estimated Net Working Capital rather than the Final Net Working Capital (the “Closing Payment Amount”).
          3.3.2. Payment of Owned Real Property Purchase Price. The Owned Real Property Purchase Price shall be paid by LLC to Seller on the Closing Date by wire transfer of immediately available funds to an account designated by Seller to LLC in writing.
     3.4. Post Closing Adjustment. If the Final Net Working Capital is in excess of the Estimated Net Working Capital, then within ten days after the final determination of the Final Net Working Capital, Buyer shall pay to Seller an amount equal to such difference by wire transfer of immediately available funds to an account designated by Seller in writing;

and if the Final Net Working Capital is determined to be less than the Estimated Net Working Capital, then within ten days after the final determination, Seller shall pay to Buyer an amount equal to such difference by wire transfer of immediately available funds to an account designated by Buyer in writing.
          3.5. Allocation of Business Assets Purchase Price. Buyer and Seller agree that the Adjusted Base Business Assets Purchase Price (as adjusted pursuant to Section 3.4) shall be allocated among the Business Assets, in accordance with the allocation schedule attached hereto as Schedule 3.5. LLC and Seller agree that the Owned Real Property Purchase Price shall be allocated in accordance with the allocation schedule attached hereto as Schedule 3.5. Buyer, LLC and Seller shall prepare, sign and file Form 8594 with the IRS consistent with Schedule 3.5. Amounts set forth in Schedule 3.5 with respect to items included in the Net Working Capital shall be adjusted accordingly to conform such allocations to the Final Net Working Capital. If Buyer, LLC or Seller is audited by any taxing authority with respect to the allocations provided herein, then it will promptly notify the other Parties. None of Buyer, LLC, Shareholder or Seller shall take a position inconsistent with Schedule 3.5 on any Tax Return or with a Taxing authority.
          3.6. Real Estate Tax Proration. All real estate taxes with respect to the Owned Real Property for fiscal year July 1, 2006 through June 30, 2007, payable September, 2007 and March, 2008 (together with all prior real estate taxes) which have not been paid prior to the Closing shall be the obligation of Seller. Real estate taxes for fiscal year July 1, 2007 through June 30, 2008 payable September, 2008 and March, 2009 shall be prorated to the Closing Date and that portion of the real estate taxes attributable to the period commencing July 1, 2007 through the Closing Date shall be the obligation of Seller. The real estate taxes that are the obligation of Seller pursuant to this Section 3.6 are collectively referred to as the “Prorated Real Estate Taxes”. LLC shall receive a credit against the Business Assets Purchase Price in the amount of any Prorated Real Estate Taxes. All real estate tax prorations shall be based on the actual real estate taxes payable with respect to the applicable fiscal year. If at the time of the Closing the actual real estate taxes for the fiscal year July 1, 2007 through June 30, 2008 (the “Actual Real Estate Taxes”) are not known or can not be calculated, the amount of such real estate taxes for purposes of the proration of real estate taxes at the Closing shall be based upon the amount of the most recent real estate taxes known at the time of the Closing (the “Estimated Prorated Real Estate Taxes”) and at such time as the Actual Real Estate Taxes are known following the Closing the Prorated Real Estate Taxes shall be recalculated based upon the Actual Real Estate Taxes (the “Actual Prorated Real Estate Taxes”). If the Prorated Real Estate Taxes paid by Seller to LLC at the Closing were paid upon Estimated Prorated Real Estate Taxes then, following the Closing when the Actual Prorated Real Estate Taxes have been determined (i) if the Actual Prorated Real Estate Taxes are less than the Estimated Real Estate Taxes, then LLC shall pay the difference to Seller within ten days following written notice from Seller to LLC and (ii) if the Actual Prorated Real Estate Taxes are more than the Estimated Prorated Real Estate Taxes, then Seller shall pay the difference to LLC within ten days written notice from LLC to Seller. All real estate taxes with respect to the Owned Real Property attributable to the period subsequent to the Closing shall be the obligation of LLC. At the Closing, Seller shall assign to LLC all of Seller’s rights in, to and arising out of all agreements with respect to real estate tax abatement and real estate tax reduction, if any, relating to the Owned Real Property. At the Closing, Seller shall assign to Buyer all of Seller’s rights in, to and arising out of all agreements with respect to real estate tax abatement and real estate tax reduction, if any, relating to the Leased Real Property.
          3.7. Payment of Environmental Site Assessments and Survey Costs. At the Closing, Seller shall reimburse Buyer in the amount of $5,486.50 of the costs incurred by Buyer in obtaining an environmental phase II site assessment of the Owned Real Property. Buyer shall be responsible for the cost of its phase I site assessment and any survey obtained by Buyer for the Owned Real Property.
          3.8. Post-Closing Audit of General Motors Capital Expenditures. Within 15 days following the Closing, Buyer will provide Seller with reasonably detailed documentation to support the determination of the General Motors Capital Expenditures at the amount of $326,000 and will (a) make available to Seller all supporting documentation and other information reasonably requested by Seller in reviewing Buyer’s determination, including all work papers and back-up materials used in preparing such determination and (b) provide Seller with access to such employees and independent advisors of Buyer as Seller may reasonably request. The General Motors Capital Expenditures determination of $326,000 will become final and binding on the Parties unless Seller delivers written notice of its disagreement with such determination (the “GMT Objection”) within 60 days of Seller’s receipt thereof. Any GMT Objection shall specify, in reasonable detail, the nature of any disagreement and shall set forth the amount of any disagreement so asserted. If a timely GMT Objection is received by Buyer, such notice shall be deemed a timely Notice of Disagreement delivered pursuant to Section 3.2.2 of this Agreement. The resolution of Buyer’s and Seller’s disagreement with respect to the determination of General Motors Capital Expenditures shall be resolved in the same manner as any other matters that may be raised in a Notice of Disagreement, as set forth in Section 3.2.2, and (x) any increase in the General Motors Capital Expenditures, as finally determined, will be added to the Final Net Working Capital and (y) any decrease in the General Motors Capital Expenditures, as finally determined, will be deducted from the Final Net Working Capital.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          4.1. Representations and Warranties of Seller. Seller and Shareholder, jointly and severally, represent and warrant to Buyer and LLC as follows:
          4.1.1. Authorization. Seller and Shareholder have the corporate power and authority to execute and deliver this Agreement and each of the Collateral Documents to which they will be a party, to perform fully their obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Seller and Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date each of the Collateral Documents to which they will be a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of Seller and Shareholder. Seller and Shareholder have duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each of the Collateral Documents to which they are a party. This Agreement is, and on the

Closing Date each of the Collateral Documents to which Seller or Shareholder is a party will be, legal, valid and binding obligation of Seller and Shareholder, as applicable, enforceable against them in accordance with their respective terms.
          4.1.2. Corporate Status.
     (a) Seller and Shareholder are corporations duly organized and validly existing under the laws of the State of Ohio. Seller has full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such businesses are conducted and such properties are owned, leased or operated.
     (b) Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in the State of Iowa, and, to the Knowledge of Seller and Shareholder, is duly qualified as a foreign corporation in each other state in which the operation of its Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary and attached hereto as Schedule 4.1.2(b) is a list of all states in which Seller is qualified as a foreign corporation.
     (c) Seller and Shareholder have delivered to Buyer and LLC complete and correct copies of their respective Organizational Documents, in each case, as amended and in effect on the date hereof. Neither Seller nor Shareholder is, or after giving effect to the transactions contemplated hereby will be in violation of any of the provisions of their respective Organizational Documents.
     (d) Attached hereto as Schedule 4.1.2(d) is a true, correct and complete list of the officers and directors of Seller, identified in Schedule 4.1.2(d) as such.
     (e) Shareholder is the sole shareholder of Seller.
          4.1.3. No Conflicts, etc. The execution, delivery and performance by Seller and Shareholder of this Agreement and each of the Collateral Documents to which they are a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Law to which Seller or Shareholder or any of the properties or assets of Seller (including, but not limited to, the Assets) is subject, (b) the Organizational Documents of Seller or Shareholder or (c) except as set forth in Schedule 4.1.3, to the Knowledge of Seller and Shareholder, any Material Contract or other contract, agreement or other instrument to which Seller or Shareholder is a party or by which Seller or Shareholder or any of their respective properties or assets, including, but not limited to, the Assets, may be bound or affected. Except as specified in Schedule 4.1.3, to the Knowledge of Seller and Shareholder, (i) no Governmental Approval or (ii) other Consent is required to be obtained in connection with the execution and delivery of this Agreement and the Collateral Documents or the consummation of the transactions contemplated hereby or thereby.

          4.1.4. Financial Statements. Attached hereto as Schedule 4.1.4(A) are (a) financial statements of Seller for the 12-month period July 1, 2006 through June 30, 2007 (the “Balance Sheet Date”) (collectively the “Annual Financial Statements”) and (b) quarterly financial statements for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008 (the “Quarterly Financial Statements”). The Annual Financial Statements and the Quarterly Financial Statements are collectively referred to herein as the “Financial Statements”. The Financial Statements (i) are in accordance with the books of account and records of Seller, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as may be noted therein or as described on Schedule 4.1.4(B), and (iii) fairly represent the financial position and results of operations of Seller as of the dates and for the periods specified therein, except as described on Schedule 4.1.4(B).
          4.1.5. Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.1.5, to the Knowledge of Seller, since March 31, 2008, Seller has not incurred any liabilities or obligations, absolute, accrued, contingent or otherwise and whether due or to become due, except as and to the extent disclosed or reserved against in the Financial Statements or otherwise incurred in the Ordinary Course of Business.
          4.1.6. Taxes.
     (a) Except as set forth on Schedule 4.1.6, Seller has (or by the Closing will have) duly and timely filed all Tax Returns required to be filed on or before the Closing Date, except for any such Tax Returns for which an extension of the due date has been timely filed. All Taxes (excluding Iowa real estate Taxes and Iowa sales and use Taxes) and to the Knowledge of Seller, all Iowa real estate Taxes and all Iowa sales and use Taxes, due and payable by Seller for periods on or prior to the Closing Date shall have been paid by Seller prior to the Closing Date or accrued as an accrued liability on the Closing Balance Sheet. All Taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for the purpose of making such payment.
     (b) Except as set forth on Schedule 4.1.6, no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS.
     (c) Except as set forth on Schedule 4.1.6, there are no Taxes (excluding Iowa real estate Taxes and all Iowa sales and use Taxes) asserted and to the Knowledge of Seller there are no Iowa real estate Taxes or Iowa sales or use Taxes asserted (i) in writing by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes. No Taxes (excluding Iowa real estate Taxes and all Iowa sales and use Taxes) are currently under audit by any Governmental Authority and to the Knowledge of Seller there are no Iowa real estate Taxes or Iowa sales or use Taxes currently under audit by any Governmental Authority. Except as set forth on Schedule 4.1.6, no Governmental Authority is asserting any deficiency or claim for additional Taxes or any adjustment of Taxes (excluding Iowa real estate Taxes and Iowa sales and use Taxes) and to the Knowledge of Seller, no Governmental Authority is asserting any deficiency or claim for additional Taxes or any adjustment of Taxes for Iowa real estate Taxes or Iowa sales or use Taxes or threatening to assert against Seller any deficiency or claim for additional Taxes or any adjustment of Taxes.
     (d) Neither Buyer nor LLC will be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Assets to Buyer and LLC.
     (e) There is no litigation or administrative appeal pending or, to the Knowledge of Seller, threatened against or relating to Seller in connection with any federal Taxes.
          4.1.7. Absence of Certain Changes. To the Knowledge of Shareholder, during the period from March 31, 2008 through the date of this Agreement, there has been no material change in Seller’s practice of operating the Business except as described in Section 4.1.7. Except as set forth in Schedule 4.1.7, since the Balance Sheet Date, to Shareholder’s Knowledge, Seller has conducted the Business only in the Ordinary Course of Business and has not:
     (a) suffered any Material Adverse Effect;
     (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business, none of which liabilities, in any case or in the aggregate could have a Material Adverse Effect;
     (c) discharged or satisfied any Lien other than those required to be discharged or satisfied or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the March 31, 2008 Quarterly Financial Statements and current liabilities incurred since the date thereof in the Ordinary Course of Business;
     (d) mortgaged, pledged or subjected to any Lien, any property, business or assets, tangible or intangible;
     (e) sold, transferred or leased to others or otherwise disposed of any assets, except for inventory sold in the Ordinary Course of Business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;
     (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance), which, in any case or in the aggregate, has had a Material Adverse Effect;

     (g) transferred or granted any rights under, or enter into any settlement regarding the breach or infringement of, any Proprietary Rights, or modify any existing rights with respect thereto;
     (h) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body outside the Ordinary Course of Business;
     (i) entered into any transaction, contract or commitment other than in the Ordinary Course of Business, except for commitments to pay legal, accounting, brokerage and other expenses in connection with this Agreement and the transactions contemplated hereby; or
     (j) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.
          4.1.8. Litigation. Except as set forth on Schedule 4.1.8, to the Knowledge of Shareholder, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Seller or the Assets or against or relating to the transactions contemplated by this Agreement, and Seller has no Knowledge of any basis for the same. Except as set forth in Schedule 4.1.8, to the Knowledge of Shareholder, no citations, fines or penalties have been asserted against Seller under any Environmental Law under any foreign, federal, state or local law relating to occupational health or safety.
          4.1.9. Compliance with Laws; Governmental Approvals and Material Contracts; Governmental Contracts. With the exception of Environmental Laws and Environmental Permits, which are covered exclusively by Section 4.1.20:
     (a) Except as disclosed in Schedule 4.1.9(a): (i)  to Seller’s Knowledge, Seller has complied in all material respects with all other Applicable Laws to which the Business or the Assets are subject; (ii) Shareholder has complied in all material respects with all Applicable Laws with respect to those aspects or portions of the Business that are administered or under the control of the Shareholder, including, but not limited to, those relating to Taxes that are administered or under the control of the Shareholder and employee benefits matters that are administered or under the control of the Shareholder; and, (iii) neither Shareholder nor to the Knowledge of Shareholder, Seller has received any notice alleging any violation of any Applicable Laws.
     (b) Schedule 4.1.9(b) sets forth all material Governmental Approvals and other material Consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 4.1.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and, Seller is in compliance with each of such Governmental Approvals and Consents.
     (c) To the Knowledge of Shareholder, Schedule 4.1.9(c) sets forth all contracts between Seller and any Governmental Authority.

     (d) Except as set forth in Schedule 4.19(d) to the Knowledge of Seller, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business, the Assets, or the operations or properties of Seller and which might adversely affect the properties, assets, liabilities, operations or prospects of Seller, the Business or the Assets, either before or after the Closing Date.
          4.1.10. Direct Operation of the Business. Seller has conducted the Business only through Seller and not through any direct or indirect Subsidiaries or Affiliates of Seller. No part of the Business is operated by Seller through any entity other than Seller.
          4.1.11. Seller Affiliate Contracts; Corporate Services. Schedule 4.1.11, sets forth (a) all material agreements, contracts, commitments or transactions between or among Seller, on the one hand, and Shareholder or any Affiliate of Shareholder, on the other hand, and (b) all material services performed by Shareholder or its Affiliates for Seller in the Ordinary Course of Business (the “Corporate Services”). Other than the matters referred to in Schedule 4.1.11, Shareholder has delegated the day-to-day control, management and operation of the Business to the Management Group.
          4.1.12. Assets. Seller has good title to all the Business Assets free and clear of any and all Liens other than those set forth in Schedule 4.1.12(1) (the “Business Assets Permitted Liens”). Seller has good and marketable title to the Owned Real Property free and clear of all Liens other than those set forth in Schedule 4.1.12(2) (the “Owned Real Property Permitted Liens”). To the Knowledge of Shareholder, except for the Excluded Assets and the assets owned by Shareholder and its Affiliate used to perform the Corporate Services, there are no assets or properties used in the operation of the Business and owned by any Person other than Seller that will not be leased or licensed to Buyer under valid, current leases or license arrangements. To the Knowledge of Seller, the tangible Assets are in all material respects adequate for the purposes for which such Assets are currently used or are held for use. To the Knowledge of Seller there are no wells, solid waste disposal sites, underground storage tanks or private burial grounds located on the Owned Real Property.
          4.1.13. Material Contracts.
     (a) To the Knowledge of Shareholder, Schedule 4.1.13(a) contains a complete and correct list of all of the material agreements and contracts (whether oral or written) (x) by which any of the Assets are bound or affected or (y) to which Seller is a party or by which it is bound, including, but not limited to, those of the types described below (collectively, the “Material Contracts”):
     (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Real Property;

     (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;
     (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit (not including loan agreements with respect to debt owed to Shareholder which is not being paid by or assumed by Buyer or LLC and which do not result in or give rise to any Lien against any of the Assets);
     (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Proprietary Rights;
     (v) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including, but not limited to, joint research and development and joint marketing contracts);
     (vi) asset purchase agreements and other acquisition or divestiture agreements, including, but not limited to, any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the Ordinary Course of Business) or involving continuing indemnity or other obligations;
     (vii) orders and other contracts for the purchase or sale of materials, supplies, products or services, which individually are in excess of $100,000 or which in the aggregate are, to or from the same Person, in excess of $800,000, including, but not limited to, all purchase orders issued by or to Seller and all acceptances with respect to purchase orders issued by or to Seller which individually are in excess of $100,000, or which in the aggregate are, to or from the same Person, in excess of $800,000;
     (viii) sales agency, manufacturer’s representative, marketing or distributorship agreements;
     (ix) contracts, agreements or arrangements with respect to the representation of Seller in foreign countries;
     (x) master lease agreements providing for the leasing of personal property;
     (xi) contracts, agreements or commitments with any employee, director, officer, stockholder or Affiliate of Seller (excluding any such contracts, agreements or commitments with respect to money borrowed from a stockholder of the Seller which will not be paid by or assumed by Buyer or

LLC), and any other contracts, agreements or commitments that are material to the Business;
     (xii) confidentiality agreements executed by any Person in favor of Seller and non-competition agreements executed by any Person in favor of Seller;
     (xiii) software licenses and software maintenance agreements; and
     (xiv) contracts and agreements associated with or related to the Proprietary Rights, including, without limitation, domain registration, development agreements, hosting agreements, subscription agreements, participation agreements, linking agreements, sponsorship agreements, and advertising agreements.
     (b) To the Knowledge of Shareholder, Seller has made available to Buyer and LLC complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of the terms of all oral Material Contracts except for those written Material Contracts described in Section 4.1.13 (a)(vii). To the Knowledge of Shareholder, Seller is not a party to any material contracts, other than the Material Contracts.
     (c) To the Knowledge of Shareholder, all of the Material Contracts are in full force and effect and enforceable against each party thereto. To the Knowledge of Shareholder, all of the Material Contracts constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by limitations on the availability of equitable remedies. Except as set forth in Schedule 4.1.13(c)(1), to the Knowledge of Shareholder, no consent of any Third Party is required under any Material Contract as a result of or in connection with, and the enforceability of any Material Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Collateral Documents to which Seller is a party or the consummation of the transactions contemplated thereby.
     (d) Except as set forth in Schedule 4.1.13(d), to the Knowledge of Shareholder, no event that has occurred or is alleged to have occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time or both) (i) result in a violation or breach of any of the provisions of any Material Contract by Seller or any other party thereto, or constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify in any respect any Material Contract. To the Knowledge of Shareholder, Seller has not received any written, or material oral, notice regarding any actual, alleged, possible or potential violation or breach of, or material default under, any Material Contract.
     (e) Except as set forth in Schedule 4.1.13(e), to the Knowledge of Shareholder, Seller does not have outstanding any power of attorney given to another Person.
          4.1.14. Territorial Restrictions. Except as set forth in Schedule 4.1.14, to the Knowledge of Shareholder, Seller is not restricted by any written or oral agreement or understanding with any Person from carrying on the Business anywhere in the world. Buyer, solely as a result of its purchase of the Business Assets from Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.
          4.1.15. Inventories. To the Knowledge of Shareholder, all Inventories are recorded on the books of Seller at the lower of cost or market value determined in accordance with GAAP.
          4.1.16. Absence of Certain Business Practices. To the Knowledge of Shareholder and excluding the Management Group, neither Seller nor any officer, employee, representative or agent of Seller, or any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject Seller to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account. To the Knowledge of Shareholder and excluding the Management Group, neither Seller nor any officer, employee, representative or agent has, directly or indirectly, within the past five (5) years engaged in any actions that violate the code of business conduct of Seller’s direct customers or the code of business conduct of the original equipment manufacturers who were the ultimate purchasers or users of Seller’s products.
          4.1.17. Proprietary Rights.
     (a) To the Knowledge of Shareholder, except for the Retained Marks and the Excluded Proprietary Rights, Schedule 4.1.17 sets forth a complete and accurate list of all issuances, registrations, and applications for any Proprietary Rights (including all Internet domain names), all material unregistered Marks, and all computer software (other than commercially available shrink-wrap or click-wrap software), in each case owned or used by Seller in the Business.

     (b) To the Knowledge of Shareholder, except for the Excluded Proprietary Rights, Schedule 4.1.17 sets forth a complete and accurate list of all licenses or other agreements (including royalty and indemnification agreements) relating to Proprietary Rights to which Seller is a party or it or its Proprietary Rights are otherwise bound, other than commercially available shrink-wrap or click-wrap software license agreements.
     (c) Except as contemplated by this Agreement or the Collateral Documents or as set forth on Schedule 4.1.17 and except with regard to the exceptions addressed in clauses (i) and (h) below, Seller owns and possesses (and immediately following the Closing, Buyer will own and possess) all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens or Liens imposed by or on behalf of Buyer or its Affiliates), or Seller has the right to use (and, subject to the terms of this Agreement, immediately following the Closing, Buyer will have the right to use on terms substantially identical to those pursuant to which Seller has the right to use prior to the Closing) pursuant to a license or other agreement set forth in Schedule 4.1.17), all Proprietary Rights set forth on Schedule 4.1.17 (the “Seller Proprietary Rights”).
     (d) To the Knowledge of Shareholder, except as set forth on Schedule 4.1.17, no written, or material oral, claims have been made or threatened, and no dispute has arisen, related to any Seller Proprietary Rights including with respect to the validity, enforceability, use or ownership thereof and there are no reasonable grounds for the same.
     (e) The use of each of the Seller Proprietary Rights and the operations of the Business, have not and do not infringe, misappropriate or otherwise conflict with the Proprietary Rights of any Person, and, to the Knowledge of Shareholder, there are no claims pending or presently threatened, against Seller of the foregoing (including through any demand letter or offer to license any Proprietary Rights).
     (f) To the Knowledge of Shareholder, no Person has infringed, misappropriated or otherwise conflicted with any of the Seller Proprietary Rights.
     (g) Subject to the terms of this Agreement and except for transfers set forth on Schedule 4.1.17 that will occur after the Closing, immediately subsequent to the Closing, the Seller Proprietary Rights either shall be owned by or be available for use by Buyer, as the case may be, on terms and conditions substantially similar to those under which Seller owned or used such Proprietary Rights immediately prior to the Closing.
     (h) Except as set forth on Schedule 4.1.17, all of the registered Seller Proprietary Rights are valid, subsisting and enforceable and all such registrations are in full force and effect and no loss, lapse, abandonment or expiration are reasonably foreseeable.
     (i) To the Knowledge of Shareholder, except for the Excluded Proprietary Rights and except as set forth on Schedule 4.1.17, Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Seller Proprietary Rights.
     (j) To the Knowledge of Shareholder, the Seller Proprietary Rights are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.
     (k) To the Knowledge of Shareholder, no present or former employee, officer, director, consultant or contractor of Seller has claimed any right, title or interest in or to any Seller Proprietary Rights authored, invented, reduced to practice, developed or otherwise created by any such individual.
          4.1.18. Insurance. Schedule 4.1.18 contains a complete and correct list and summary description of all insurance policies maintained by Seller and Shareholder for the benefit of or in connection with the Assets or the Business. Such policies are in full force and effect, and all premiums due thereon have been paid. Seller has complied in all material respects with the terms and provisions of such policies. To the Knowledge of Shareholder, Schedule 4.1.18 sets out all claims made by Seller under any policy of insurance during the past two years and to the Knowledge of Shareholder, there is no basis on which any other claim should or could be made under any such policy with respect to it.
          4.1.19. Real Property.
     (a) Owned Real Property. Schedule 4.1.19(a) contains a complete and correct list of all Owned Real Property setting forth the address and legal description of each parcel of Owned Real Property, including, but not limited to, the properties reflected as being so owned on the Financial Statements. Seller has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property free and clear of all Liens, except the Owned Real Property Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.
     (b) Leases. To the Knowledge of Shareholder, Schedule 4.1.19(b) contains a complete and correct list of (i) all Leases setting forth the address and the landlord for each Lease and (ii) all Other Leases, setting forth the name and address of tenant for each Other Lease. To the Knowledge of Seller, Seller has made available to Buyer correct and complete copies of the Leases and the Other Leases. Each Lease and Other Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. To the Knowledge of Shareholder, neither Seller nor any other party is in default, violation or breach in any respect under any Lease or Other Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease or Other Lease. Seller has good and valid title to the leasehold estate under each Lease free and clear of all Liens. To the Knowledge of Shareholder, Seller enjoys peaceful and undisturbed possession under the Leases for the Leased Real Property.
     (c) Fee and Leasehold Interests, etc. The Real Property constitutes all the fee and leasehold interests of Seller.
     (d) No Proceedings. Except as disclosed on Schedule 4.1.19(d), to the Knowledge of Shareholder, (i) there are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property, and (ii) there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.
     (e) Current Use. To the Knowledge of Shareholder, (i) the use and operation of the Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Real Property, (ii) there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof, and (iii) no damage or destruction has occurred with respect to any of the Real Property since March 31, 2008 that would, individually or in the aggregate, have a Material Adverse Effect.
     (f) Compliance with Real Property Laws. To the Knowledge of Shareholder, (i) the Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, the “Real Property Laws”), (ii) Seller has not received any notice of violation or claimed violation of any Real Property Law, and (iii) there is no pending or anticipated change in any Real Property Law that will have or result in a Material Adverse Effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof.
          4.1.20. Environmental Matters.
     (a) Permits. All Environmental Permits held by Seller are identified in Schedule 4.1.20(a), and Seller currently holds all Environmental Permits necessary for the operation of the Business. To the Knowledge of Seller neither Seller nor its Affiliates has been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the Ordinary Course of Business.
     (b) No Violations. Except as set forth on Schedule 4.1.20(b), to Seller’s Knowledge Seller has complied in all material respects and is in compliance in all material respects with all Environmental Permits. Except as disclosed on Schedule 4.1.20(b), during the period of Seller’s operation of the Business, the Assets and Seller have complied in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 4.1.20(b), to the Knowledge of Seller, no Person has alleged any violation by Seller, its Affiliates or any other Person of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Business or the use, ownership or transferability of the Assets.
     (c) No Actions. Except as disclosed on Schedule 4.1.20(c), to the Knowledge of Seller, neither Seller nor its Affiliates is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about the Assets or other properties, assets, equipment or facilities currently or formerly owned, leased or used by Seller, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances in connection with Seller’s operation of the Business.
     (d) Other. Except as set forth in Schedule 4.1.20(d):
     (i) To the Knowledge of Seller, none of the current or past operations of the Business and none of the Assets and none of the Leased Real Property are subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances, and no such investigation or evaluation is threatened.
     (ii) Neither Seller nor its Affiliates is subject to any outstanding order, judgment, injunction, settlement agreement, decree or writ from, to or with, any Governmental Authority or other Person in respect of which Buyer or LLC may be required to incur any Liabilities arising from the Release or threatened Release of a Hazardous Substance and no such obligations are threatened.
     (iii) None of the Real Property is, and neither Seller nor any of its Affiliates has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets or the Real Property to any location that is listed or proposed for listing under CERCLA, or to the Knowledge of Seller on any similar state list, or to the Knowledge of Seller the subject of federal, state or local enforcement actions or investigations or Remedial Action.
     (iv) To the Knowledge of Seller, no work, repair, construction or capital expenditure is required or planned by Seller in respect of the Assets or the Leased Real Property pursuant to or to comply with any Environmental Law, nor to the Knowledge of Seller has Seller or its Affiliates received any notice of any such requirement.
     (v) To the Knowledge of Seller, no storage tanks for gasoline or any other substance are presently located on the Real Property, whether aboveground, underground or within a structure, and to the Knowledge of Seller any such storage tanks previously located on the Real Property have been removed in accordance with all Environmental Laws.
     (e) Full Disclosure. Shareholder has disclosed and made available to Buyer and LLC all material information, including, but not limited to, all studies, analyses and test results, in the possession, custody or control of Shareholder relating to (i) the environmental conditions on, under or about the Assets or the Leased Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by Seller or its Affiliates or any other Person at any time on the Assets or the Leased Real Property.
               4.1.21. Employees, Labor Matters, etc. Seller is not a party to or bound by any collective bargaining agreement and, to the Knowledge of Shareholder, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by Seller. Except as set forth in Schedule 4.1.21, to the Knowledge of Shareholder, (a) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee employed by Seller, and (b) Seller has complied with all provisions of Applicable Law pertaining to the employment of employees, including, but not limited to, all such Laws relating to labor relations, equal employment, wage payment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts.
               4.1.22. Employee Benefit Plans and Related Matters.
     (a) Seller’s Savings Plan. With respect to Seller’s Savings Plan, Seller has provided Buyer complete and correct copies of: the Seller’s Savings Plan (including all amendments) and its related trust agreement; the most recent trust report relating to Employees; the most recent Form 5500 and all schedules thereto; the most recent IRS determination letter; and the current summary plan description.
     (b) Qualification. Seller’s Savings Plan has received a favorable determination letter from the IRS as to its qualification under Section 401(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status of Seller’s Savings Plan or its related trust other than a change in Applicable Law which is subject to retroactive amendment privilege at least until the end of the first Plan year beginning after December 31, 2008.
     (c) Liability. Except as provided in Section 6 relating to the Seller Plan Transfer Amount, neither Seller nor any ERISA Affiliate have any Liabilities under any Employee Benefit Plan currently or formerly maintained by or contributed to by Seller or any ERISA Affiliate that will become Liabilities of Buyer or result in any Lien on the Business Assets; and no event has occurred, and there exists no condition or set of circumstances in connection with any such Employee Benefit Plan, under which Buyer could become subject to Liabilities relating to any such Employee Benefit Plan under ERISA or the Code. Seller and its ERISA Affiliates have complied and will comply with the requirements of COBRA.
          4.1.23. No Guarantees. To the Knowledge of Shareholder and except as set forth in Schedule 4.1.23, (i) none of the Liabilities of Seller is guaranteed by or subject to a similar contingent obligation of any Person, (ii) Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations of any other Person and (iii) except as set forth on Schedule 4.1.23, there are no outstanding letters of credit, surety bonds or other similar instruments of Seller.
          4.1.24. Brokers, Finders, etc. Except for the retention by Seller of the Seller Broker, all negotiations relating to this Agreement and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer or a Lien against the Business Assets for any brokerage or finder’s commission, fees or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions hereby or thereby. Neither Buyer nor LLC shall have any obligations with respect to any fees payable by Seller to the Seller Broker and Seller shall be solely responsible for the payment of and shall timely pay all fees payable to the Seller Broker with respect to the transaction.
          4.1.25. Accounts Receivables Collection Accounts. To the Knowledge of Shareholder, the only bank accounts, lockbox accounts or other collection accounts in or through which Seller receives Accounts Receivable Collections are the Seller Account Receivables Collection Accounts.
          4.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Shareholder as follows:
          4.2.1. Corporate Status; Authorization. Buyer is a corporation duly organized and validly existing under the laws of the State of Iowa with full corporate power and authority to execute and deliver this Agreement and the Collateral Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by Buyer will have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Collateral Documents to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Documents to which Buyer is a party will be, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.
          4.2.2. No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and each of the Collateral Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (a) the Organizational Documents of Buyer, (b) any Applicable Law to which Buyer or any of its properties or assets is subject, or (c) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clause (c), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Buyer to perform its obligations under this Agreement or under any of the Collateral Documents to which it is a party. Except as specified in Schedule 4.2.2, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the Collateral Documents to which it is a party or the consummation of the transactions contemplated thereby.
          4.2.3. Litigation. There is no action, claim, suit or proceeding pending, or to Buyer’s Knowledge threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.
          4.2.4. Brokers, Finders, etc. Except for Buyer’s independent consultant, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation.
          4.2.5. Required Third Party Consents. Schedule 4.1.13(c)(2) sets forth a list of those Consents to Assignment that Buyer has requested Seller to obtain prior to the Closing with respect to those Material Contracts listed in Schedule 4.1.13(c)(1).
          4.2.6. Confirmation of Shareholder and Seller Representations and Warranties. To the Knowledge of Buyer, no representations or warranties of Shareholder or Seller, without regard to any qualifications or limitations related to the Knowledge of Shareholder or Seller, in this Agreement are untrue or incorrect in any material respect and do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein or therein contained not misleading; provided, however, the foregoing provisions shall not apply to the representations and warranties of Seller and Shareholder set forth in Sections 4.1.1, 4.1.2, 4.1.3(b) and 4.1.24.
          4.3. Representations and Warranties of LLC. LLC represents and warrants to Seller and Shareholder as follows:
          4.3.1. Limited Liability Company Status; Authorization. LLC is a limited liability company duly organized and validly existing under the laws of the State of Iowa with full limited liability company power and authority to execute and deliver this Agreement and the Collateral Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by LLC of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by LLC will have been duly authorized by all requisite limited liability company action of LLC. LLC has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Collateral Documents to which it is a party. This Agreement is, and on the Closing Date each of the Collateral

Documents to which LLC is a party will be, valid and legally binding obligations of LLC, enforceable against LLC in accordance with their respective terms.
          4.3.2. No Conflicts, Etc. The execution, delivery and performance by LLC of this Agreement and each of the Collateral Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (a) the Organizational Documents of LLC, (b) any Applicable Law to which LLC or any of its properties or assets is subject, or (c) any contract, agreement or other instrument applicable to LLC or any of its properties or assets, except, in the case of clause (c), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of LLC to perform its obligations under the Agreement or any of the Collateral Documents to which it is a party. Except as specified in Schedule 4.3.2, no Governmental Approval or other Consent is required to be obtained or made by LLC in connection with the execution and delivery of this Agreement or the Collateral Documents to which it is a party or the consummation of the transactions contemplated thereby.
          4.3.3. Litigation. There is no action, claim, suit or proceeding pending, or to LLC’s Knowledge threatened, by or against or affecting LLC in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.
          4.3.4. Brokers, Finders, Etc. Except for Buyer’s independent consultant, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation by any Person acting on behalf of LLC in such manner as to give rise to any valid claim against LLC for any brokerage or finder’s commission, fee or similar compensation.
          4.3.5. Confirmation of Shareholder and Seller Representations and Warranties. To the Knowledge of LLC, no representations or warranties of Shareholder or Seller, without regard to any qualification or limitations related to the Knowledge of Shareholder or Seller, in this Agreement are untrue or incorrect in any material respect and do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein or therein contained not misleading.
          4.4. Representations and Warranties of Shareholder. Shareholder represents and warrants to Buyer, as follows:
          4.4.1. Execution and Delivery. Shareholder has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered and all of the Collateral Documents to which Shareholder is a party. This Agreement is, and on the Closing Date all of the Collateral Documents to which Shareholder is a party will be, the legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms.

          4.4.2. No Conflicts, etc. The execution, delivery and performance by Shareholder of this Agreement and each Collateral Document to which Shareholder is a party, and the transactions contemplated thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or lapse of time or both) (a) any Applicable Law, or (b) any contract, agreement or instrument to which Shareholder is a party.
SECTION 5. COVENANTS.
     5.1 Seller’s and Shareholder’s Closing Deliveries.
     5.1.1 Business Assets Transfer Documents. At the Closing, Seller and Shareholder, as applicable, shall execute and deliver to Buyer all documents, certificates and agreements reasonably requested by Buyer that are necessary to transfer to Buyer good title to the Business Assets, free and clear of all Liens, other than the Business Assets Permitted Liens, including, without limitation:
     (a) a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”) executed by Seller with respect to the Business Assets (other than any Business Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.1.1);
     (b) an Assignment and Assumption Agreement (Contracts) in the form attached hereto as Exhibit B (the “Contract Assignment and Assumption Agreement”) executed by Seller;
     (c) a separate Assignment and Assumption (Lease Agreement) in the form attached hereto as Exhibit C with respect to each of the Leases (the “Lease Assignment and Assumption”) executed by Seller;
     (d) a patent assignment in the form attached hereto as Exhibit D (the “Patent Assignment”) executed by Seller;
     (e) a trademark assignment in the form attached hereto as Exhibit E executed by Seller; and
     (f) certificates of title to all motor vehicles included in the Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date.
          5.1.2 Owned Real Property Documents. At the Closing, Seller shall execute and deliver to LLC all documents, certificates and agreements reasonably requested by LLC that are necessary to transfer to LLC good and marketable title to the Owned Real Property, free and clear of any and all Liens thereon, other than the Owned Real Property Permitted Liens, including, without limitation:

     (a) a general warranty deed to the Owned Real Property in the form attached hereto as Exhibit F executed by Seller; and
     (b) a declaration of value form and a groundwater hazard statement with respect to the Owned Real Property consistent with the terms of this Agreement executed by Seller.
          5.1.3 Additional Closing Deliveries. At the Closing, Seller and Shareholder, as applicable, shall deliver to Buyer and LLC, as applicable, the following:
     (a) A Non-Disclosure, Non-Solicitation, Non-Competition and Non-Disparagement Agreement in the form attached hereto as Exhibit G (the “Noncompetition Agreement”) executed by Seller and Shareholder.
     (b) A Transition Services Agreement in the form attached hereto as Exhibit H (the “Transition Services Agreement”) executed by Seller and Shareholder.
     (c) A legal opinion of Seller’s counsel in the form attached hereto as Exhibit I.
     (d) Copies of resolutions of Seller’s board of directors and shareholders reflecting the authorization and approval of the execution, delivery and performance by Seller of this Agreement and the agreements, documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, duly certified as of the Closing Date by an officer of Seller.
     (e) A certificate, dated the Closing Date and sworn to under the penalty of perjury, setting forth the name, address and federal taxpayer identification number of Seller and stating that Seller is not a “Foreign Person” within the meaning of Section 1445 of the Code, with such certificate to be in a form set forth in the Treasury Regulations thereunder.
     (f) Reimbursement of Buyer for the phase II environmental site assessment costs pursuant to Section 3.7.
     (g) Payment to LLC of the Prorated Real Estate Taxes.
     (h) The abstracts of title to the Owned Real Property.
     (i) An acknowledgement of collateral assignment in the form attached hereto as Exhibit J (the “Lender Collateral Assignment”) executed by Seller pursuant to which Seller acknowledges the collateral assignment by Buyer to Buyer’s lender of Buyer’s rights under this Agreement.

     5.2 Post-Closing Covenants of Seller and Shareholder.
          5.2.1 Record Retention. Except as otherwise provided in this Section 5.2.1, Seller will retain the books and records of Seller that are not included in the Business Assets in accordance with the record retention policies set forth in Schedule 5.5.1. Seller shall provide Buyer reasonable access to such books and records during Seller’s normal business hours and, during the applicable record retention period, Buyer shall have a right to copy said books and records at the expense of Buyer. Upon the expiration of the applicable record retention period, Seller shall be permitted to dispose of such books and records, within Seller’s discretion, without giving Buyer notice of Seller’s intent to dispose of such books and records. Notwithstanding the foregoing provisions of this Section 5.2.1, Seller may, within Seller’s discretion, elect to dispose of any of such books and records from and after the Closing and prior to the expiration of the applicable record retention period; provided, however, Seller must give Buyer written notice not less than 60 days prior to disposing of such books and records and Buyer shall have the right to take possession of such books and records by giving Seller written notice within said 60-day period and by taking possession of such books and records within said 60-day period at the expense of Buyer.
          5.2.2 Further Assurances. Following the Closing, Seller and Shareholder shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the transfer of the Assets to the Buyer and LLC, as applicable, and the assumption of the Assumed Liabilities by Buyer in accordance with this Agreement and render effective the consummation of the transactions contemplated hereby. In furtherance of the foregoing and without limiting the generality of the foregoing, the Seller and Shareholder will take all commercially reasonable actions following the Closing Date to effect the transfer to Buyer, to the extent transferable, of all permits, licenses and other authorizations issued to Seller (except for those relating to the Excluded Assets), including, but not limited to those set forth on Schedule 4.1.20(a) and to assist Buyer in obtaining new permits, licenses and authorizations to replace those not transferable.
          5.2.3 Use of Business Name. Within three Business Days following the Closing, Seller shall file with the Ohio Secretary of State articles of amendment, duly executed, amending Seller’s articles of incorporation to change Seller’s name to a name other than “Dee Zee” or any variant thereof and within three Business Days following the Closing shall provide to Buyer a copy of the filed Articles of Amendment certified by the Ohio Secretary of State. Within three Business Days following the Closing Seller will deliver to Buyer for filing all filings necessary to relinquish Seller’s rights in all fictitious names that include the name “Dee Zee” and to relinquish Seller’s rights in all jurisdictions to all names that include the name “Dee Zee”, including, but not limited to, all filings necessary for Seller to amend its certificate of authority in the State of Iowa to reflect the change in Seller’s name as required pursuant to the foregoing provisions of this Section 5.2.3. The filing fees for making such filings shall be the obligation of Seller. After the Closing, Seller will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any Third Party in using or doing business, under the names and marks “Dee Zee” or “Dee Zee Manufacturing”, or any variant thereof (or any other name confusingly similar to such names and marks).
          5.2.4. Accounts Receivable Collections. After the Closing, Seller shall promptly (and in any event within five Business Days during the first week following the Closing and thereafter in any event within three Business Days) turn over all checks, drafts, funds, monies and other cash proceeds, including those received by wire transfer, relating to the payment or collection of accounts receivable comprising part of the Business Assets (the “Accounts Receivable Collections”), including, but not limited to, those Accounts Receivable Collections received at, in or through the bank accounts listed on Schedule 5.2.4 (the “Seller Accounts Receivable Collection Accounts”). Seller hereby grants Buyer an irrevocable power of attorney to endorse such checks, drafts and other matters and any check, draft or other matter arising after the Closing relating to Buyer’s business issued in the name of Seller. Seller shall also provide to Buyer, upon request, copies of any and all books, records, account statements, account reconciliations and other documents relating to the Accounts Receivable Collections, whether through Seller Accounts Receivable Collection Accounts or otherwise.
     5.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:
(a)	The Closing Payment Amount.

(b)	The Noncompetition Agreement executed by Buyer.

(c)	The Transition Services Agreement executed by Buyer.

(d)	The Bill of Sale executed by Buyer.

(e)	The Contract Assignment and Assumption Agreement executed by Buyer.

(f)	A Lease Assignment and Assumption executed by Buyer with respect to each of the Leases.

(g)	The Patent Assignment executed by Buyer.
     5.4 Closing Deliveries by LLC. At the Closing, LLC shall deliver to Seller the Owned Real Property Purchase Price.
     5.5 Post-Closing Covenants of Buyer and LLC.
     5.5.1 Record Retention. Except as otherwise provided in this Section 5.5.1, Buyer will retain the books and records that are included in the Business Assets in accordance with the record retention policies set forth in Schedule 5.5.1. Buyer shall provide Seller and Shareholder reasonable access to such books and records during Buyer’s normal business hours and, during the applicable record retention period, Seller and Shareholder shall have a right to copy said books and records at the expense of Seller or Shareholder, as applicable. Upon the expiration of the applicable record retention period, Buyer shall be permitted to dispose of such books and records, within Buyer’s discretion, without giving Seller or Shareholder notice of Buyer’s intent to dispose of such books and records. Notwithstanding the foregoing provisions of this Section 5.5.1, Buyer may, within Buyer’s discretion, elect to dispose of any of such books and records at any time from and after the Closing and prior to the expiration of the applicable record retention period; provided, however, Buyer must give Seller and Shareholder written notice not less than 60 days prior to disposing of such books and records and Seller and Shareholder shall have the right to take possession of such books and records by giving Buyer written notice within said 60-day period and by taking possession of such books and records within said 60-day period at the expense of Seller or Shareholder, as applicable.
     5.5.2 Further Assurances. Following the Closing, Buyer and LLC, as applicable, shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the transfer of the Assets to Buyer and LLC, as applicable, and the assumption of the Assumed Liabilities of Buyer in accordance with this Agreement and render effective the consummation of the transactions contemplated hereby.
     5.6. Warranty Claims. Following the Closing, Buyer shall perform all warranty obligations of Seller with respect to products sold or manufactured by Seller. Seller shall pay the Seller’s Warranty Obligations to Buyer within forty-five (45) days following the date of Buyer’s invoice to Seller for the Seller’s Warranty Obligations. If Seller fails to timely pay any amounts due from Seller to Buyer pursuant to this Section 5.6 and if such non-payment is not cured within five (5) days following written notice from Buyer to Seller, such amounts shall constitute Buyer Losses under Section 7.1(a) and Buyer shall be entitled to assert Buyer’s rights under Section 7 with respect to such Buyer Losses. Buyer agrees that it will, upon the written request of Seller, provide to Seller such information as Seller may reasonably request with respect to Seller’s Warranty Obligations and will provide reasonable assistance to Seller and will reasonably cooperate with Seller in connection with Seller’s review of any of Seller’s Warranty Obligations. Seller shall keep confidential all information obtained by Seller from Buyer with respect to any of Seller’s Warranty Obligations.
     5.7 Customer Letter; News Release. In an effort to avoid any public confusion or misunderstanding, Seller, Shareholder and Buyer shall cooperate with each other in (a) delivering a letter to those customers, clients, suppliers and other third parties, who are identified by Buyer, Seller or Shareholder as a Person to receive a letter announcing the transactions contemplated by this Agreement and (b) in the preparation of a news release announcing the transactions contemplated by this Agreement.
     5.8 Certain Taxes. Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all real estate Transfer Taxes arising out of or in connection with or attributable to the conveyance of the Owned Real Property. Buyer shall be responsible for the payment of all other Transfer Taxes. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes. Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be withheld unreasonably.
SECTION 6. EMPLOYEES AND EMPLOYEE BENEFIT PLANS
     6.1 Employment of Seller’s Employees.
     (a) Seller will use all reasonable efforts to cause Employees to make available their employment services to Buyer.
     (b) Effective as of the Closing Date, Seller shall terminate all Employees. Effective as of the Closing Date, Buyer shall offer employment to all terminated Employees who were terminated by Seller as of the Closing Date (other than Employees named on a written list that is delivered by Buyer to Seller at the Closing) and who, on such date: (i) were actively employed or (ii) were on an approved leave of absence which had not lasted more than six months. Buyer’s offer of employment shall be at wage or salary levels, as applicable, and with employee benefits as determined by Buyer. Those Employees who accept such offers of employment effective as of the Closing Date or thereafter shall be referred to herein as the “Transferred Employees”. All Transferred Employees will be employees at will, unless otherwise specified pursuant to a written employment agreement between the applicable Transferred Employee and the Buyer. Effective as of the Closing Date, Buyer shall assume the Liabilities of Seller in respect of the Transferred Employees for accrued, but unpaid, vacation, but only to the extent such Liabilities are reflected in the Final Net Working Capital as provided in Section 3.2.2 (“Assumed Accrued Vacation”). Neither Buyer nor any of its Affiliates shall have any liability with respect to any Employee or any claim thereof or related thereto, except to the extent either expressly provided in this Agreement with respect to the Transferred Employees or relating to Buyer’s employment of the Transferred Employees.
     6.2 Defined Contribution Plan. Effective as of the Closing Date, Buyer shall establish a defined contribution plan (the “Buyer’s Savings Plan”) containing a cash or deferred arrangement within the meaning of Section 401(k) of the Code and containing provisions substantially similar to Seller’s Savings Plan, including participant loan provisions and any provisions required to be provided pursuant to Section 411(d)(6) of the Code by a transferee plan. Upon establishment of the Buyer’s Savings Plan, Buyer shall make a non-matching employer contribution to the Buyer’s Savings Plan (solely on behalf of Transferred Employees who were participants in Seller’s Savings Plan), equal to the amount of Seller’s accrued matching contributions to Seller’s Savings Plan that are included in the Final Net Working Capital. As soon as reasonably practicable following the Closing, but in no event later than ninety (90) days after the Closing (the “Transfer Date”), Seller shall transfer, or cause to be transferred, to the trust under the Buyer’s Savings Plan an amount (the “Savings Plan Transfer Amount”), in cash or in kind (including, without limitation, loans of the Transferred Employees from the Seller’s Savings Plan), equal to the fair market value, determined as of the date of such transfer, of the aggregate account balances under the Seller’s Savings Plan of those Transferred Employees who were participants in the Seller’s Savings Plan immediately prior to the Closing Date and who are still employed by Buyer or an Affiliate of Buyer on the Transfer Date. In the event the Buyer’s Savings Plan is unable to accept the Savings Plan Transfer Amount within ninety (90) days after the Closing, Seller may, in Seller’s discretion, cause the Transferred Employees’ accounts under the Seller’s Savings Plan to be distributed to the Transferred Employees. Buyer shall not assume and shall have no obligations with respect to the Seller’s Savings Plan.
     6.3 Welfare and Fringe Benefit Plans.
     (a) Buyer shall provide the Transferred Employees and their dependents and beneficiaries coverage under any welfare and fringe benefit plans, programs, policies or arrangements established by Buyer for such Persons, within Buyer’s discretion. Effective as of the Closing Date, Buyer shall establish group medical, dental, life insurance, short term disability insurance, long term disability insurance and accidental death and dismemberment insurance plans which are comparable to those plans of Seller in effect immediately prior to the Closing Date.
     (b) While Buyer is committed by this Agreement to establish certain employee pension, welfare or fringe benefit plans as of the Closing Date, Buyer may amend or terminate such plans at any time and from time to time following the Closing Date. Furthermore, it is agreed that this Agreement does not create any rights or benefits for Seller’s Employees or Transferred Employees or any other Person, such rights or benefits being created only by specific benefit plans.
     6.4 Workers’ Compensation From and After the Closing Date. Effective as of the Closing Date, Buyer shall establish workers compensation coverage for its employees which is qualified under Iowa law and which is subject to such changes and revisions as Buyer shall, from time to time, determine to make. Buyer shall not assume and shall have no liability of Seller with respect to any benefits payable to Transferred Employees which are unpaid as of the Closing Date or with respect to any workers’ compensation claims incurred, or any acts resulting in any workers’ compensation claims that occurred, on or prior to the Closing Date whether or not filed as of the Closing Date.
     6.5 Employment Taxes.
     (a) Seller will, and Buyer will (i) treat Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.
     (b) At the request of Buyer with respect to any particular tax law relating to employment, unemployment, unemployment insurance, social security, disability,

workers’ compensation, payroll, healthcare or other similar tax other than taxes imposed under FICA and FUTA, Seller and Buyer will (i) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such tax law, with respect to the Transferred Employees who are employed by Buyer and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such tax law with respect to each such Transferred Employee for the calendar year within which the Closing occurs.
SECTION 7. INDEMNIFICATION.
          7.1. Indemnification.
       (a) General. Seller and Shareholder (collectively, the “Seller Indemnitors”), jointly and severally, agree to defend, indemnify and hold harmless Buyer and LLC, their respective officers, directors, employees, agents, advisors, representatives and Affiliates (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, damages and expenses (whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party claims), including, but not limited to, settlement costs and legal and other professional fees and expenses of investigating or defending any actions or threatened actions or in asserting Buyer’s or LLC’s rights hereunder (collectively, “Buyer Losses”) resulting from or arising out of:
     (i) (A) any breach of any covenants or agreements of Seller or Shareholder in this Agreement or any Collateral Document to which Seller or Shareholder is a party or (B) the breach of any representation or warranty of Seller or Shareholder in this Agreement or in any of the Collateral Agreements to which Seller or Shareholder is a party (it being understood that, solely for the purposes of the calculation of Buyer Losses pursuant to this Section 7 (and not for the purposes of determining whether a breach has occurred), including determination of the aggregate amount of Buyer Losses and notwithstanding any provision of this Agreement to the contrary, (x) such representation or warranty shall be read as if it were not qualified by any materiality standard, including, without limitation, qualifications indicating accuracy “in all material respects” or words similar to the foregoing and (y) in the event a representation or warranty uses the term “Material Adverse Effect,” the definition of “Material Adverse Effect,” as set forth in Section 1.1, shall be read as if it did not include the word “materially” so that it is not qualified by any materiality standard);
     (ii) any Excluded Liabilities;
     (iii) any failure by Seller to timely pay Seller’s Warranty Obligations; and
     (iv) any amount payable to the Seller Broker as a result of the consummation of the transactions contemplated by this Agreement.

Notwithstanding the provisions of Section 7.1(a)(i)(A) above or any other provision of this Agreement, the indemnification obligations of the Seller Indemnitors will not apply to any breach of any representation or warranty (other than the representations and warranties of the Seller Indemnitors set forth in Sections 4.1.1, 4.1.2, 4.1.3(b) and 4.1.24) of which the Buyer or LLC had, at any time on or prior to the Closing, Knowledge of the facts and circumstances causing the breach.
     (b) Limitations. Except as otherwise expressly provided in this Section 7, Seller Indemnitors shall not be liable for any Buyer Losses pursuant to Section 7.1(a)(i)(B) until the aggregate of all Buyer Losses arising pursuant to Section 7.1(a)(i)(B) exceed one percent (1%) of the sum of the Total Cash Portion of the Purchase Price (the “Basket”) and the aggregate liability of Seller Indemnitors for Buyer Losses pursuant to Section 7.1(a)(i)(B) shall not exceed ten percent (10%) of the Total Cash Portion of the Purchase Price (the “Cap”). In the event such Buyer Losses pursuant to Section 7.1(a)(i)(B) reach the Basket amount, the amount of Buyer Losses recoverable by Buyer pursuant to Section 7.1(a)(i)(B) shall be computed from an amount equal to one-half the Basket up to the Cap. Notwithstanding any other provision of this Agreement, the aggregate liability of Seller Indemnitors for the Seller’s Warranty Obligations portion of Buyer Losses pursuant to Section 7.1(a)(iii) and the covenants of Seller in Section 5.6 shall not exceed ten percent (10%) of the Total Cash Portion of the Purchase Price (the “Warranty Cap”). The Basket and the Cap shall be separate from, and shall not otherwise limit, any other amounts recoverable by Buyer pursuant to this Section 7. The Warranty Cap shall be separate from, and shall not otherwise limit, any other amounts recoverable by Buyer pursuant to this Section 7. The foregoing limitations set forth in this Section 7.1(b) shall not apply to those Buyer Losses that arise out of or are related to (i) Section 7.1(a)(i)(A), (ii) Section 7.1(a)(ii), (iii) Section 7.1(a)(iv), (iv) any fraud, intentional misrepresentations or intentional breaches by Seller or Shareholder, or (v) matters arising in respect of Sections 4.1.2(e) (sole owner of stock of Seller), 4.1.1 and 4.1.2 (corporate status, authorization and no conflicts), 4.1.12 (title to Business Assets and Owned Real Property), 4.1.6 (tax liabilities), 4.1.22 (employee benefits), 4.1.20 (environmental) and 4.1.24 (fees to brokers). The limitations set forth in this Section 7.1(b) shall also not apply to obligations of Seller to pay to Buyer any amounts pursuant to Section 3.4 or Section 3.6 as a result of any post-closing adjustment. Notwithstanding anything to the contrary set forth in this Agreement, Seller Indemnitors shall not be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages, relating to any breach of this Agreement. The Buyer Indemnitees shall not be entitled to recover more than once in respect of the same Buyer Losses.
     (c) Indemnification by Buyer. Buyer and LLC (collectively, the “Buyer Indemnitors”) agree to defend, indemnify and hold harmless, Seller, Shareholder and their respective officers, directors, shareholders and Affiliates (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, damages and expenses (whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party claims, including, but not limited to, settlement costs and legal and other professional fees and expenses of investigating or defending any actions or threatened actions or asserting Seller’s and Shareholder’s rights hereunder (collectively, “Seller Losses”) resulting from or arising out of:
     (i) (A) Any breach of any covenants or agreements of Buyer or LLC in this Agreement or any Collateral Document to which Buyer or LLC is a party or (B) the breach of any representation or warranty of Buyer or LLC in this Agreement or any of the Collateral Agreements to which Buyer or LLC is a party (it being understood that solely for the purposes of the calculation of Seller Losses pursuant to this Section 7 (and not for the purposes of determining whether a breach has occurred), including determination of the aggregate amount of Seller Losses and notwithstanding any provision of this Agreement to the contrary, (A) such representation or warranty shall be read as if it were not qualified by any materiality standard, including, without limitation, qualifications indicating accuracy “in all material respects” or words similar to the foregoing and (B) in the event a representation or warranty uses the term “Material Adverse Effect,” the definition of “Material Adverse Effect,” as set forth in Section 1.1, shall be read as if it did not include the word “materially” so that it is not qualified by any materiality standard); and
     (ii) Any Liabilities of Buyer, including the Assumed Liabilities.
Notwithstanding the provisions of Section 7.1(c)(i)(A) above, the indemnification obligations of the Buyer Indemnitors will not apply to any breach of any representation or warranty of which Shareholder or Seller had, at any time, prior to the Closing, Knowledge of the facts and circumstances causing the breach.
     (d) Limitations. Buyer Indemnitors shall not be liable for any Seller Losses pursuant to Section 7.1(c)(i)(B) until the aggregate of all Seller Losses arising pursuant to Section 7.1(c)(i)(B) exceed the Basket and the aggregate liability of Buyer Indemnitors pursuant to Section 7.1(c)(i) shall not exceed the Cap. In the event such Seller Losses reach the Basket amount, the amount of Seller Losses recoverable by Seller shall be computed from an amount equal to one-half the Basket up to the Cap. The foregoing limitations set forth in this Section 7.1(d) shall not apply to those Seller Losses that arise out of or are related to any breach of any covenant or agreement or any fraud, intentional misrepresentations or intentional breaches by Buyer Indemnitors and shall not apply with respect to matters arising in respect of Sections 4.2.1 and 4.2.2 (corporate organization, authorization and no conflicts), 4.3.1 and 4.3.2 (limited liability company organization, authorization and no conflicts), 4.2.4 and 4.3.4 (fees to brokers). The limitations set forth in this Section 7.1(d) shall also not apply to obligations of Buyer or LLC to pay to Seller any amounts pursuant to Section 3.4 or Section 3.6 as a result of any post-closing adjustment. Notwithstanding anything to the contrary set forth in this Agreement, Buyer Indemnitors shall not be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages, relating to any breach of this Agreement. The Seller Indemnitees shall not be entitled to recover more than once in respect of the same Seller Losses.

     (e) Adjustment to Indemnification Payments. Any payment made by Indemnitors to Indemnitees pursuant to this Section 7.1 in respect to any claim shall be net of any insurance proceeds realized by and paid to the Indemnitees in respect of such claim. The Indemnitees shall use their reasonable efforts to make insurance claims relating to any claim for which they are seeking indemnification pursuant to this Section 7.1; provided that the Indemnitees shall not be obligated to make such an insurance claim if the Indemnitees in their reasonable judgment believe that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnitees, as the case may be, would exceed the value of the claim for which the Indemnitees are seeking indemnification.
     (f) Indemnification Procedures. In the event any claim is asserted by a Third Party against the Indemnitees, notice shall be given by the Indemnitees to the Indemnitors promptly after the Indemnitees have actual knowledge of any claim as to which indemnity may be sought (whether or not the aggregate Buyer Losses under Section 7.1(a)(i) or Seller Losses under Section 7.1(c)(i) exceed the Basket at the time such claim is made), and the Indemnitees shall permit the Indemnitors (at the expense of the Indemnitors) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnitors who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnitees, (ii) the Indemnitees may participate in such defense at the Indemnitees’ expense, and (iii) the omission by the Indemnitees to give notice as provided herein shall not relieve the Indemnitors of their indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnitors and the Indemnitors are materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnitees, no Indemnitors, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnitees or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnitees of a release from all liability with respect to such claim or litigation. In the event the Indemnitees shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnitors might be expected to affect adversely the Indemnitees’ Tax liability, or if the Buyer is the Indemnitee and such claim by the Indemnitors might be expected to affect adversely the ability of Buyer to conduct its business, or that the Indemnitees may have available to them one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitors in respect of such claim or any litigation relating thereto, the Indemnitees shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnitors, provided that if the Indemnitees do so take over and assume control, the Indemnitees shall not settle such claim or litigation without the written consent of the Indemnitors, such consent not to be unreasonably withheld. In the event that the Indemnitors do not accept the defense of any matter as above provided, the Indemnitees shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnitors and the Indemnitees shall cooperate in the defense of any claim or litigation subject to this Section 7.1 and the records of each shall be available to the other with respect to such defense.
     (g) Environmental Claims.
     (i) Buyer Indemnitees agree to cooperate with Seller and Shareholder and to take commercially reasonable actions (subject to reimbursement by Seller and Shareholder for reasonable out-of-pocket expenses) to minimize Losses that would otherwise be subject to indemnification under Section 7.1(a) regarding Environmental Laws, Hazardous Substances or indemnified environmental Liabilities, including not conducting any sampling or testing of the environment at the Real Property and not soliciting any Governmental Authority to require any environmental correction, investigation, monitoring or remediation at the Real Property, without the written consent of Seller which consent shall not be unreasonably withheld (provided, however, Seller may withhold its consent if there is not a reasonable basis for such activities independent from the results of a phase I environmental site assessment), provided, however Buyer Indemnitees shall be permitted to conduct the following activities without the consent of Seller if: (A) such sampling, testing or soliciting is required by Environmental Laws or environmental permits; (B) such sampling, testing or soliciting is required by an enforceable order, directive or demand of a Governmental Authority acting within its jurisdiction; (C) such sampling or testing is conducted in connection with the bona fide construction or expansion at the Real Property actually undertaken; (D) such sampling or testing is requested in writing by a third party and reasonably necessary to obtain financing or a mortgage, or in connection with a sale, lease or other transfer of interests, involving any Real Property; (E) such sampling or testing is reasonably necessary to defend against or otherwise respond to a claim by any adjacent property owner or other third party; (F) such sampling or testing is required pursuant to any lease with respect to any Leased Real Property; (G) such sampling or testing is done in connection with a Release of Hazardous Substances that occurs after the Closing Date; or (H) such sampling or testing is reasonably necessary to investigate conditions that indicate an imminent and substantial endangerment to human health or environment.
     (ii) In addition to any other limitations on indemnification that may apply, with respect to any claim for indemnification any Buyer Indemnitees may assert regarding Environmental Laws, Hazardous Substances or indemnified environmental Liabilities as set forth in this Section 7, Seller and Shareholder shall not have any obligation with respect to such claim to the extent that the Losses for which indemnification is sought; (A) arise out of any action not required by Environmental Laws (unless such action is required as a result of any third-party claim against Buyer Indemnitees) or any action to meet an applicable cleanup standard under Environmental Laws that is more stringent than required for the continued use of the applicable Real Property as it is then being used in connection with the operation of the Business; or (B) are ordinary costs of any post-Closing construction, demolition, or renovation of the Real Property, including any asbestos abatement obligations arising from such activities (but not including as ordinary costs such costs attributable to any investigation or cleanup of any Release of Hazardous Substances that occurred prior to the Closing Date).
     (iii) It is a condition precedent to any right of any Buyer Indemnitees to indemnification regarding Environmental Laws, Hazardous Substances or indemnified environmental Liabilities that prior to incurring substantial costs with respect to such claim for which it may seek indemnification, Buyer Indemnitees shall notify Seller and Shareholder of such claim and provide Seller and Shareholder with any such information or documentation that Buyer Indemnitees may have with respect to such claim.
     (iv) Seller and Shareholder and their respective agents shall be entitled, but not obligated, to undertake, with Buyer Indemnitees participation (such participation at Buyer Indemnitee’s expense), any investigation, remediation or other action required by Environmental Laws (and any negotiation with Governmental Authorities regarding same) with respect to any matter for which Seller and Shareholder have an indemnification obligation under Section 7.1(a) regarding Environmental Laws, Hazardous Substances or indemnified environmental Liabilities, using commercially reasonable efforts to avoid any interference with the operations of Buyer Indemnitees or their tenants, and Buyer Indemnitees shall afford Seller and Shareholder and their respective agents reasonable access to the Real Property to undertake any such investigation, remediation or other action upon execution of an access agreement containing mutually agreeable terms addressing such issues relating to such investigation, remediation or other action as, for example, Seller’s repair of damages caused to the Real Property, Seller’s indemnification of Losses caused by Seller, Shareholder or their respective agents and Buyer Indemnitees’ approval of consultants and contractors retained by Seller or Shareholder. Seller and Shareholder and their respective agents shall provide Buyer Indemnitees with copies of all material correspondence (excluding attorney-client communications) or other documentation relating to any such investigation, remediation or other action and access to Governmental Authorities or environmental consultants involved in any such investigation, remediation or other action. If Seller or Shareholder undertakes the activities authorized pursuant to this subparagraph (iv), Seller or Shareholder shall diligently pursue all such activities.
     (v) Buyer Indemnitees shall, at Seller’s and/or Shareholder’s request, agree to commercially reasonable environmental deed or use restrictions, and/or accept Seller’s and/or Shareholder’s or their respective agents’ installation of commercially reasonable engineering controls at the Real Property, provided that such restrictions or controls do not materially interfere with or restrict any continued use of the Real Property as it is then being used in connection with the operation of the Business.
     (vi) Buyer Indemnitees shall permit Seller and Shareholder and their respective agents to make use of Hazardous Substance treatment systems located at the Real Property for purposes of meeting Seller’s and Shareholder’s indemnification obligations under this Section 7.1, provided that such use complies with Environmental Laws and has been approved by all applicable Governmental Authorities and does not materially interfere with or restrict Buyer Indemnitees actual use of the Real Property, and provided that Seller and/or Shareholder shall reimburse Buyer for the pro rata costs of operation and maintenance attributable to Seller’s and/or Shareholder’s and their respective agents’ usage of such systems.
     (vii) If the activities of Seller or Shareholder contemplated by paragraphs (iv), (v) and (vi) involve any of the Leased Real Property, neither Seller nor Shareholder shall be entitled to undertake any activities contemplated by such paragraphs without the written approval of the lessor of the applicable Leased Real Property. The provisions of this Section 7.1(g) shall not be binding upon any lessor of any of the Leased Real Property.
     7.2. Survival of Representations and Warranties, etc. The representations, warranties and covenants contained in this Agreement and in the Collateral Documents shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties and the completion of the transactions contemplated herein, but only to the extent specified below:
     (i) Those representations and warranties of Seller relating to the Corporate Services shall survive for a period of twelve (12) months following the Closing.
     (ii) Those representations and warranties of Seller and Shareholder set forth in the following Sections shall survive until the expiration of the applicable statutes of limitation: Sections 4.1.2(e) (sole owner of stock of Seller), 4.1.1 and 4.1.2 (corporate organization, authorization and no conflicts), 4.1.12 (title to Business Assets and Owned Real Property), 4.1.6 (tax liabilities), 4.1.22 (employee benefits), 4.1.20 (environmental) and 4.1.24 (fees to brokers).
     (iii) The covenants of the Parties to be performed after the Closing shall survive in accordance with their terms.
     (iv) All other representations and warranties of Seller that are not covered by paragraphs (i) or (ii) above shall expire at 11:59 p.m. (prevailing Iowa time) on the date that is six months after the Closing Date.
     (v) The time period during which a Party may bring any indemnification claims, whether or not such indemnification claims are based upon alleged breaches of representations, warranties or covenants contained in this Agreement or in the Collateral Documents, shall be the expiration date of the survival period for the applicable representation, warranty or covenant.
     (vi) Those representations and warranties of Buyer and LLC, as applicable, set forth in the following Sections shall survive until the expiration of the applicable statute of limitations: Sections 4.2.1 and 4.2.2 (corporate organization, authorization and no conflicts), 4.2.4 (fees to brokers), 4.3.1 and 4.3.2 (limited liability company organization, authorization and no conflicts) and 4.2.4 (fees to brokers).
     (vii) The representations and warranties of Buyer in Section 4.2.6 and of LLC in Section 4.3.5 shall survive with respect to each representation and warranty of Seller and Shareholder until the expiration of the applicable representation and warranty of Seller and Shareholder.
     (viii) All other representations and warranties of Buyer and LLC that are not covered in paragraphs (vi) or (vii) above shall expire at 11:59 p.m. (prevailing Iowa time) on the date that is six months following the Closing.
     7.3. Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Section 7 with respect to any breach of or inaccuracy in any of the representations, warranties and covenants contained in this Agreement are and shall be the sole and exclusive remedies of the Parties with respect to monetary damages for any such breach of or inaccuracy in any of the representations, warranties and covenants set forth in this Agreement; provided, however, that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement.
SECTION 8. MISCELLANEOUS.
     8.1. Expenses. Except as provided in Section 5.8 and other provisions of this Agreement specifically allocating the obligation for payment to a Party, Seller and Shareholder, on the one hand, and Buyer and LLC, on the other hand, shall bear their own respective expenses, costs and fees (including attorneys’, auditors’ and broker’s fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.
     8.2. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable or the Collateral Documents for any reason, then such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     8.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have-been duly given if (a) delivered personally, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile, telecopy or telegram, to the appropriate Party at the address or facsimile number specified below:
if to Buyer and/or LLC, to:
MBR, Inc.
Attn: Ron Shivers
1572 NE 58th Avenue
Des Moines, Iowa 50316
(Fax) (515) 265-7926
RBM, L.L.C.
Attn: Ron Shivers
1572 NE 58th Avenue
Des Moines, Iowa 50316
(Fax) (515) 265-7926
with a copy to:
Nyemaster, Goode, West, Hansell & O’Brien, P.C.
Attn: Gregory B. Wilcox and Rod Kubat
700 Walnut, Suite 1600
Des Moines, Iowa 50309
(Fax) (515)283-3108
and to:
Craig E. Block
210 NE Delaware Avenue, Suite 200
Ankeny, Iowa 50021
(Fax) (515)965-1203
if to Seller and/or Shareholder, to:
Dee Zee, Inc.
Attn: John B. Gerlach, Jr. and Matt Shurte
37 West Broad Street
Columbus, Ohio 43215
(Fax) (614) 469-8219
Lancaster Colony Corporation
Attn: John B. Gerlach, Jr. and Matt Shurte
37 West Broad Street
Columbus, Ohio 43215
(Fax) (614) 469-8219

with a copy to:
Whitfield & Eddy PLC
Attn: Frank M. Grenard
317 6th Ave., 12th Fl
Des Moines, IA, 50309
          (515) 288-6041
(Fax) (515) 246-1474
or, in each case, at such other address as may be specified in writing to the other Parties. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by certified or registered mail, on the third Business Day after the date it is deposited in the mail, postage prepaid, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by facsimile, on the day on which such facsimile was sent and confirmed by the sender’s facsimile machine, provided that a copy is also sent by certified or registered mail.
          8.4. Miscellaneous.
          8.4.1. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          8.4.2. Entire Agreement. This Agreement (including the Schedules hereto) and the Collateral Documents (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall supersede the Letter of Intent in its entirety and the Binding Provisions of the Letter of Intent, as defined in the Letter of Intent, shall terminate effective as of the Closing.
          8.4.3. Counterparts and Facsimile Signatures. This Agreement may be executed in several counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
          8.4.4. Governing Law, etc. This Agreement and the Collateral Documents shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Iowa without giving effect to the conflict of laws rules thereof. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of Iowa and the Federal courts of the United States of America located in the State of Iowa, City of Des Moines and County of Polk solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State or Federal court. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
          8.4.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.
          8.4.6. Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties; provided that Buyer may assign this Agreement to Buyer’s lender pursuant to the Lender Collateral Assignment or to any other lender or any Subsidiary or Affiliate of any lender of Buyer (collectively, the “Subsequent Lenders”) as security for obligations to such lender or Subsequent Lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof and Seller and Shareholder, in addition to executing and delivering the Lender Collateral Assignment pursuant to Section 5.1.3(i), shall, at the request of a Subsequent Lender, execute and deliver to such Subsequent Lender an acknowledgement of such assignment in form and substance satisfactory to such Subsequent Lender provided that any such assignment requested by a Subsequent Lender is substantially similar, in all material respects, to the Lender Collateral Assignment; provided, further, that no assignment to any such lender or Subsequent Lender shall in any way affect the Buyer’s obligations or liabilities under this Agreement.
          8.4.7. No Third Party Beneficiaries. Except as expressly provided in Section 7.1 with respect to indemnification of indemnified parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, successors and permitted assigns.
          8.4.8. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

          8.4.9. Currencies. All dollars specified in this Agreement and the Collateral Agreements shall be in U.S. dollars.
          8.4.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of Page Intentionally Blank — Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLER:		BUYER:

DEE ZEE, INC.		MBR, INC.

By:	/s/ John L. Boylan	By:	/s/ Ronald W. Shivers
Name:	John L. Boylan	Name:	Ronald W. Shivers
Title:	Treasurer	Title:	President

SHAREHOLDER:		LLC:

LANCASTER COLONY CORPORATION		RBM, L.L.C.

By:	/s/ John L. Boylan	By:	/s/ Ronald W. Shivers
Name:	John L. Boylan	Name:	Ronald W. Shivers
Title:	Chief Financial Officer	Title:	Manager
Asset Purchase Agreement